Exhibit 10.1

$150,000,000 REVOLVING CREDIT FACILITY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among

RTI INTERNATIONAL METALS, INC.

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

and

FIFTH THIRD BANK, as Syndication Agent

and

PNC CAPITAL MARKETS LLC and FIFTH THIRD BANK, as Co-Lead Arrangers

and

PNC CAPITAL MARKETS LLC, as Sole Bookrunner

Dated as of May 23, 2012

CUSIP # 74973VAA7

TABLE OF CONTENTS

Page
1. CERTAIN DEFINITIONS	1
1.1 Certain Definitions	1
1.2 Construction	22
1.3 Accounting Principles; Changes in GAAP	23

2. REVOLVING CREDIT AND SWING LOAN FACILITIES	23
2.1 Revolving Credit Commitments	23
2.1.1 Revolving Credit Loans	23
2.1.2 Swing Loan Commitment	24
2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	24
2.3 Commitment Fees	24
2.4 Revolving Credit Loan Requests; Swing Loan Requests	25
2.4.1 Revolving Credit Loan Requests	25
2.4.2 Swing Loan Requests	25
2.5 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	26
2.5.1 Making Revolving Credit Loans	26
2.5.2 Presumptions by the Administrative Agent	26
2.5.3 Making Swing Loans	26
2.5.4 Repayment of Revolving Credit Loans	27
2.5.5 Borrowings to Repay Swing Loans	27
2.5.6 Swing Loans Under Cash Management Agreements	27
2.6 Notes	28
2.7 Use of Proceeds	28
2.8 Letter of Credit Subfacility	28
2.8.1 Issuance of Letters of Credit	28
2.8.2 Letter of Credit Fees	29
2.8.3 Disbursements, Reimbursement	29
2.8.4 Repayment of Participation Advances	30
2.8.5 Documentation	31
2.8.6 Determinations to Honor Drawing Requests	31
2.8.7 Nature of Participation and Reimbursement Obligations	31
2.8.8 Indemnity	33
2.8.9 Liability for Acts and Omissions	33
2.8.10 Issuing Lender Reporting Requirements	35
2.8.11 Cash Collateral	35
2.9 Defaulting Lenders	35
2.10 Termination or Reduction of Commitments	37
2.11 Increase in Revolving Credit Commitments	37

i

3. INTEREST RATES	39
3.1 Interest Rate Options	39
3.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate	39
3.1.2 Rate Quotations	39
3.2 Interest Periods	40
3.2.1 Amount of Borrowing Tranche	40
3.2.2 Renewals	40
3.3 Interest After Default	40
3.3.1 Letter of Credit Fees, Interest Rate	40
3.3.2 Other Obligations	40
3.3.3 Acknowledgment	40
3.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available	41
3.4.1 Unascertainable	41
3.4.2 Illegality; Increased Costs; Deposits Not Available	41
3.4.3 Administrative Agent's and Lender's Rights	41
3.5 Selection of Interest Rate Options	42

4. PAYMENTS	42
4.1 Payments	42
4.2 Pro Rata Treatment of Lenders	43
4.3 Sharing of Payments by Lenders	43
4.4 Presumptions by Administrative Agent	44
4.5 Interest Payment Dates	44
4.6 Voluntary Prepayments	44
4.6.1 Right to Prepay	44
4.6.2 Replacement of a Lender	45
4.7 Increased Costs	46
4.7.1 Increased Costs Generally	46
4.7.2 Capital Requirements	46
4.7.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	47
4.7.4 Delay in Requests	47
4.8 Taxes	47
4.8.1 Payments Free of Taxes	47
4.8.2 Payment of Other Taxes by the Borrower	48
4.8.3 Indemnification by the Borrower	48
4.8.4 Evidence of Payments	48
4.8.5 Status of Lenders	48
4.9 Indemnity	49
4.10 Settlement Date Procedures	50
5. REPRESENTATIONS AND WARRANTIES	51
5.1 Representations and Warranties	51

5.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	51
5.1.2 Subsidiaries and Owners; Investment Companies	51
5.1.3 Validity and Binding Effect	52
5.1.4 No Conflict; Material Agreements; Consents	52
5.1.5 Litigation	52
5.1.6 Financial Statements	53
5.1.7 Margin Stock	53
5.1.8 Full Disclosure	54
5.1.9 Taxes	54
5.1.10 Patents, Trademarks, Copyrights, Licenses, Etc.	54
5.1.11 Insurance	54
5.1.12 ERISA Compliance	54
5.1.13 Environmental Matters	55
5.1.14 Solvency	55
5.1.15 Pledged Equity	55
5.1.16 Pari Passu	55

6. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT	56
6.1 First Loans and Letters of Credit	56
6.1.1 Deliveries	56
6.1.2 Payment of Fees	57
6.2 Each Loan or Letter of Credit	57

7. COVENANTS	57
7.1 Affirmative Covenants	57
7.1.1 Preservation of Existence, Etc.	57
7.1.2 Payment of Liabilities, Including Taxes, Etc.	58
7.1.3 Maintenance of Insurance	58
7.1.4 Maintenance of Properties and Leases	58
7.1.5 Visitation Rights	58
7.1.6 Keeping of Records and Books of Account	59
7.1.7 Compliance with Laws; Use of Proceeds	59
7.1.8 New Material Subsidiaries	59
7.1.9 Transactions with Affiliates	60
7.1.10 Anti-Terrorism Laws	60
7.1.11 Further Assurances	60
7.2 Negative Covenants	60
7.2.1 Indebtedness	60
7.2.2 Liens; Lien Covenants	62
7.2.3 Dividends and Related Distributions	62
7.2.4 Liquidations, Mergers, Consolidations, Acquisitions	62
7.2.5 Dispositions of Assets or Subsidiaries	63
7.2.6 Continuation of or Change in Business	64
7.2.7 Fiscal Year	64

7.2.8 Changes in Organizational Documents	64
7.2.9 Negative Pledge	64
7.2.10 Maximum Leverage Ratio	65
7.2.11 Minimum Interest Coverage Ratio	65
7.2.12 Minimum Liquidity	65
7.3 Reporting Requirements	65
7.3.1 Quarterly Financial Statements	65
7.3.2 Annual Financial Statements	65
7.3.3 Certificate of the Borrower	66
7.3.4 Notices	66

8. DEFAULT	67
8.1 Events of Default	67
8.1.1 Payments Under Loan Documents	67
8.1.2 Breach of Warranty	67
8.1.3 Breach of Negative Covenants or Visitation Rights	67
8.1.4 Breach of Other Covenants	68
8.1.5 Defaults in Other Agreements or Indebtedness	68
8.1.6 Final Judgments or Orders	68
8.1.7 Loan Document Unenforceable	68
8.1.8 Proceedings Against Assets	68
8.1.9 Events Relating to Plans and Benefit Arrangements	69
8.1.10 Change of Control	69
8.1.11 Relief Proceedings	69
8.2 Consequences of Event of Default	69
8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	69
8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings	70
8.2.3 Set-off	70
8.2.4 Application of Proceeds	70
8.2.5 Actions in Respect of the Letters of Credit Upon Event of Default; L/C Cash Collateral Account	71

9. THE ADMINISTRATIVE AGENT	74
9.1 Appointment and Authority	74
9.2 Rights as a Lender	74
9.3 Exculpatory Provisions	74
9.4 Reliance by Administrative Agent	75
9.5 Delegation of Duties	76
9.6 Resignation of Administrative Agent	76
9.7 Non-Reliance on Administrative Agent and Other Lenders	77
9.8 No Other Duties, etc.	77
9.9 Administrative Agent’s Fee	77
9.10 Authorization to Release Guarantors	77
9.11 No Reliance on Administrative Agent's Customer Identification Program	77

10. MISCELLANEOUS	78
10.1 Modifications, Amendments or Waivers	78
10.1.1 Increase of Commitment	78
10.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	78
10.1.3 Release of Pledged Equity or Guarantor	78
10.1.4 Miscellaneous	79
10.2 No Implied Waivers; Cumulative Remedies	79
10.3 Expenses; Indemnity; Damage Waiver	79
10.3.1 Costs and Expenses	79
10.3.2 Indemnification by the Borrower	80
10.3.3 Reimbursement by Lenders	80
10.3.4 Waiver of Consequential Damages, Etc.	81
10.3.5 Payments	81
10.4 Holidays	81
10.5 Notices; Effectiveness; Electronic Communication	81
10.5.1 Notices Generally	81
10.5.2 Electronic Communications	82
10.5.3 Change of Address, Etc.	82
10.6 Severability	82
10.7 Duration; Survival	82
10.8 Successors and Assigns	83
10.8.1 Successors and Assigns Generally	83
10.8.2 Assignments by Lenders	83
10.8.3 Register	85
10.8.4 Participations	85
10.8.5 Limitations upon Participant Rights Successors and Assigns Generally	86
10.8.6 Certain Pledges; Successors and Assigns Generally	86
10.9 Confidentiality	86
10.10 Counterparts; Integration; Effectiveness	87
10.10.1 Counterparts; Integration; Effectiveness	87
10.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	87
10.11.1 Governing Law	87
10.11.2 SUBMISSION TO JURISDICTION	87
10.11.3 WAIVER OF VENUE	88
10.11.4 SERVICE OF PROCESS	88
10.11.5 WAIVER OF JURY TRIAL	88
10.12 USA Patriot Act Notice	89
10.13 Joinder	89
10.14 Amendment and Restatement	89

v

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	—	PRICING GRID
SCHEDULE 1.1(B)	—	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	—	PERMITTED LIENS
SCHEDULE 2.8.1	—	EXISTING LETTERS OF CREDIT
SCHEDULE 5.1.2	—	SUBSIDIARIES
SCHEDULE 5.1.13	—	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.2.1.1	—	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.1.2	—	PERMITTED INDEBTEDNESS (SUBSIDIARIES)
SCHEDULE 7.2.3	—	RESTRICTIONS ON DIVIDENDS

EXHIBITS

EXHIBIT 1.1(A)	—	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)	—	GUARANTY AGREEMENT
EXHIBIT 1.1(N)(1)	—	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	—	SWING LOAN NOTE
EXHIBIT 2.4.1	—	LOAN REQUEST
EXHIBIT 2.4.2	—	SWING LOAN REQUEST
EXHIBIT 7.3.3	—	QUARTERLY COMPLIANCE CERTIFICATE

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of May 23, 2012 and is made by and among RTI INTERNATIONAL METALS, INC., an Ohio corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

WHEREAS, the Borrower, various financial institutions and PNC Bank, National Association (as successor to National City Bank), as administrative agent for such various financial institutions, entered into that certain First Amended and Restated Credit Agreement, dated as of September 8, 2008 (as amended prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested the Lenders amend and restate the Existing Credit Agreement in order to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00); and

WHEREAS, the Administrative Agent and the Lenders are willing to amend and restate the Existing Credit Agreement in order to provide such credit upon the terms and conditions hereinafter set forth.

In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Administrative Agent shall have the meaning specified in the Preamble hereof.

Administrative Agent’s Fee shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

Affiliate shall mean with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agreement shall have the meaning specified in the Preamble hereof.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”

Applicable Margin shall mean, as applicable:

(A) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, or

(B) the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit LIBOR Rate Spread”.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 10.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Audited Financial Statements means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

Authorized Officer shall mean, the chief executive officer, president, chief financial officer, senior vice president of finance and administration, assistant treasurer or treasurer of a Loan Party, acting singly or any officer designated by any such Loan Party. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Available Amount of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming the compliance at such time with all conditions to drawing).

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in either Section 3.1.1(i) [Revolving Credit Interest Rate Options].

Borrower shall have the meaning specified in the Preamble hereof.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Cash Collateralize means to pledge and deposit with or deliver to Administrative Agent, for the benefit of each Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation satisfactory to Administrative Agent and each Issuing Lender (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent.

Cash Collateralized Letter of Credit or Cash Collateralized Letters of Credit shall mean, singularly or collectively, as the context may require, any Letter of Credit, with respect to which the Borrower, at its sole discretion, has deposited with the Issuing Lender on behalf of the Lenders in same day funds at the Issuing Lender’s office designated by the Issuing Lender, for deposit in the Pre-Default L/C Cash Collateral Account, an amount equal to the applicable outstanding Letter of Credit issued by the Issuing Lender which are to be Cash Collateralized Letters of Credit.

Cash Equivalents means any of the following types of investments, to the extent owned by the Borrower or its Domestic Subsidiaries free and clear of all Liens, (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) time deposits, certificates of deposit and eurodollar time deposits with maturities of not more than six months from the date of acquisition, bankers’ acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with any Lender or with any domestic commercial bank having capital and surplus in excess of Five Hundred Million and 00/100 Dollars ($500,000,000.00), (iii) repurchase obligations with a term of not more than thirty (30) days for underlying securities of any of the types described in clauses (i) or (ii) and entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper maturing in one hundred eighty (180) days or less rated not lower than “A-1” by S&P or “P-1” by Moody’s on the date of acquisition, (v) variable rate demand notes whether recorded as cash equivalents or short-term investments under GAAP and rated not lower than A-1 by S&P or P-1 by Moody’s on the date of acquisition and credit enhanced either by a letter of credit from a bank meeting the qualifications specified in clause (ii) above or by bond insurance and (vi) shares of any money market fund that (i) has at least eighty percent (80%) of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii) and (iv) above, (ii) has net assets of not less than Five Hundred Million and 00/100 Dollars ($500,000,000.00.) and (iii) is rated at least “AAA” by S&P and, if rated by Moody’s, “Aaa” by Moody’s.

Cash Management Agreements shall have the meaning specified in Section 2.5.6 [Swing Loans Under Cash Management Agreements].

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be May 23, 2012.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Compensation and Benefit Plan shall mean, with respect to any Person, any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other compensation or benefit plan, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, that covers employees or former employees, or directors or former directors of such Person or any of its Subsidiaries, or to which contributions are made or otherwise required to be made, by such Person or any of its Subsidiaries, together with any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan.

Compliance Certificate shall have the meaning specified in Section 7.3.3 [Certificate of the Borrower].

Consolidated Cash Interest Expense for any period of determination shall mean the total cash interest paid of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA for any period of determination shall mean the sum (without duplication) of (a) Consolidated Net Income (or loss) (excluding extraordinary gains or losses including, without limitation, those items created by mandated changes in accounting treatment), for such period, plus, (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period determined, and (iii) depreciation and amortization expense for such period, all determined on a consolidated basis for each such item in accordance with GAAP; (iv) all other non-cash charges (including impairment charges with respect to good will and other intangibles but excluding any impact (whether positive or negative and whether cash or non-cash) of LIFO valuation methodology) and expenses (including stock based compensation) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (v) charges, expenses and fees incurred in connection with this Agreement and the Loans, (vi) non-recurring charges, fees and expenses incurred in connection with acquisitions, in an aggregate amount not to exceed $10,000,000 in any calendar year and minus, to the extent included in determining such consolidated net income, any non-cash income or non-cash gains, all as determined on a consolidated basis in accordance with GAAP, provided, however, that for the purposes of this definition, with respect to a business acquired, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Acquisition had been consummated at the beginning of such period and provided, further, that for the purposes of this definition, with respect to a business or assets disposed of, Consolidated EBITDA shall be calculated as if such disposition had been consummated at the beginning of such period.

Consolidated Interest Expense for any period of determination shall mean the total interest expense of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries.

Consolidated Net Income for any period of determination shall mean net income for the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

Consolidated Net Indebtedness as of any date of determination shall mean Consolidated Total Indebtedness minus cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries in excess of Fifty Million and 00/100 Dollars ($50,000,000.00).

Consolidated Net Tangible Assets as of any date of determination shall mean the total assets less all Intangible Assets appearing on the consolidated balance sheet of the Borrower as of the end of the most recently concluded fiscal quarter of the Borrower.

Consolidated Total Indebtedness as of any date of determination shall mean any and all Indebtedness of the Borrower and its Subsidiaries, excluding Indebtedness described in item (iv) of the definition of Indebtedness, in each case determined and consolidated in accordance with GAAP.

Control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Convertible Notes shall mean the Borrower’s 3.000% Convertible Senior Notes due December 1, 2015.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

Defaulting Lender shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 4.3 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.9 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Domestic Subsidiary shall mean any Subsidiary of the Borrower organized under the laws of (i) any State of the United States or the District of Columbia or (ii) any commonwealth, territory or possession of the United States.

Drawing Date shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

Environmental Laws shall mean any applicable Law (including common law) relating to: (a) pollution; (b) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or public health and safety; and (c) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and are treated as a single employer under Section 414 of the Code.

ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan, other than an event for which PBGC regulations waive reporting; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Event of Default shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an “Event of Default.”

Excluded Taxes shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.8.5 [Status of Lenders], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.8.1 [Payment Free of Taxes].

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Credit Agreement shall have the meaning specified in the Recitals hereof.

Existing Letters of Credit shall have the meaning specified in Section 2.8.1.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, May 23, 2017.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Financial Officer of a Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person or any officer having substantially the same position for such Person.

Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Subsidiary shall mean each Subsidiary which is not a Domestic Subsidiary.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Guarantor shall mean separately, and Guarantors shall mean collectively, each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 10.13 [Joinder].

Guarantor Supplement shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit B to the Guaranty Agreement.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in connection with Indebtedness for borrowed money.

Guaranty Agreement shall mean, singularly or collectively, as the context may require, the Second Amended and Restated Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G) executed and delivered to the Agent for the benefit of the Lenders.

Hazardous Substance shall mean any chemical, material or substance that is defined as harmful to human health, the environment, or natural resources by any Environmental Law, including without limitation, petroleum, petroleum products, asbestos, and asbestos-containing materials.

Hedging Agreement shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement or puts and calls on any of the foregoing and with respect to equity securities.

Increasing Lender shall have the meaning specified in Section 2.11 [Increasing Lenders and New Lenders].

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement (excluding Cash Collateralized Letters of Credit but only to the extent of the amount of the same day funds held in the Pre-Default L/C Cash Collateral Account at the applicable time of determination) (iv) net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including a) performance/surety bonds and custom bonds or b) trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note, or other evidence of indebtedness and which are not more than sixty (60) days past due), or (vi) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean Taxes other than Excluded Taxes.

Indemnitee shall have the meaning specified in Section 10.3.2 [Indemnification by the Borrower].

Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential; provided further that the annual budget delivered pursuant to Section 7.3.4.6(i) and all forecasts delivered by any Loan Party to the Administrative Agent, any Lender or any Issuing Lender shall be deemed to be confidential whether or not such information is identified as confidential.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intangible Assets as of any date of determination shall mean the amount (if any) stated under the heading “Goodwill and Other Intangible assets, net” or under any other heading relating to intangible assets separately listed, in each case, on the face of a balance sheet of the Borrower prepared on a consolidated basis as of such date.

Interest Coverage Ratio shall mean, as of the end of any fiscal quarter of the Borrower, the ratio of (A) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date, to (B) Consolidated Cash Interest Expense for the four (4) consecutive fiscal quarters ending on such date.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

IRS shall mean the Internal Revenue Service.

Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that Borrower, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

L/C Cash Collateral Account means, as applicable, either (i) a Pre-Default L/C Cash Collateral Account; or (ii) a Post-Default Cash Collateral L/C Account.

L/C Cash Collateral Account Collateral has the meaning specified in Section 8.2.5(ii).

L/C Cash Collateral Account Investments has the meaning specified in Section 8.2.5(iii).

L/C Cash Collateral Account Obligations has the meaning specified in Section 8.2.5(v).

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

Lender Provided Hedging Agreement shall mean a Hedging Agreement which is provided by any Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement, and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.8.2 [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].

Leverage Ratio shall mean, as of the end of any fiscal quarter of the Borrower, the ratio of (A) Consolidated Net Indebtedness as of such date, to (B) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date.

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR Rate =	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1(ii) [Revolving Credit LIBOR Rate Option].

LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Lien shall mean any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

Liquidity shall mean the sum of (i) Unrestricted Cash and (ii) Undrawn Availability.

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreement, each Pledge Agreement, the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Parties shall mean the Borrower and the Guarantors.

Loan Request shall have the meaning specified in Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

Material Adverse Change shall mean a material adverse change in the (a) business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) ability of each Loan Party to perform any of its obligations under any Loan Document to which it is a party, or (c) rights or remedies available to the Lenders under any Loan Document.

Material Subsidiary shall mean RMI Titanium Company, Extrusion Technology Corporation of America, RTI Finance Corp., RTI Martinsville, Inc., RTI-Claro, Inc., Remmele Engineering, Inc., REI Medical, Inc. and each other Subsidiary of the Borrower which at any time has five percent (5%) or more of the consolidated assets of the Borrower and its Subsidiaries.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investors Service, Inc. and any successor thereto.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

New Lender shall have the meaning specified in Section 2.11 [Increasing Lenders and New Lenders].

Non-Consenting Lender shall have the meaning specified in Section 10.1 [Modifications, Amendments or Waivers].

Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.

Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Hedging Agreement and (iii) any Other Lender Provided Financial Service Product.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing.

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Participant has the meaning specified in Section 10.8.4 [Participations].

Participation Advance shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment In Full shall mean the payment in full in cash of the Loans and other Obligations hereunder (other than contingent indemnification obligations), termination of the Commitments and expiration or termination of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable, or if due and payable (a) are being contested in good faith and by appropriate and lawful proceedings diligently conducted, (b) for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (c) which shall be paid in accordance with the terms of any final judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs or similar programs or to secure liability to insurance carriers under insurance or self insurance agreements or arrangement;

(iii) Liens of mechanics, materialmen, warehousemen, carrier or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, or if such Liens are due and payable, (a) are being contested in good faith and by appropriate and lawful proceedings diligently conducted, (b) for which such reserves or other appropriate provisions, if any, as required by GAAP shall have been made and (c) which shall be paid in accordance with the terms of any final judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

(iv) Pledges, bonds or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amounts due thereunder (or a margin in excess thereof as required under any tri-party repurchase agreement), or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course business;

(v) (a) Encumbrances consisting of zoning restrictions, easements, rights-of-way, or other restrictions on the use of real property, (b) defects in title to real property, and (c) Liens, encumbrances and title defects affecting real property not known by the Borrower or a Subsidiary, as applicable, and not discoverable by a search of the public records, none of which materially impairs the use of such property;

(vi) (a) Liens on assets of a Person which is merged into or acquired by the Borrower or a Subsidiary of the Borrower on or after the date this Agreement, and (b) Liens on assets acquired after the date of this Agreement, provided that (A) such Liens existed at the time of such merger or acquisition and were not created in anticipation thereof, (B) no such Lien is spread to cover any other property or assets of the Borrower or any Subsidiary of the Borrower; and (C) the principal amount of Indebtedness secured thereby is not increased from the amount outstanding immediately prior to such merger or acquisition;

(vii) Liens created by or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and Liens arising out of judgments or orders for the payment of money which do not constitute an Event of Default hereunder;

(viii) Liens and security interests in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations (including Lender Provided Hedging Agreements and Other Lender Provided Financial Services Obligations);

(ix) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(x) Liens placed upon fixed assets or equipment hereafter acquired, in each case to secure all or a portion of the purchase price thereof, provided that any such Lien shall not encumber any other property of the Borrower or any Subsidiary;

(xi) Other Liens incidental to the conduct of the Borrower’s or any Subsidiary’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of the Borrower’s or any Subsidiary’s property or assets or which do not materially impair the use thereof in the operation of the Borrower’s business; and

(xii) Other Liens securing Indebtedness not exceeding ten percent (10%) of the Consolidated Net Tangible Assets and not encumbering the Pledged Equity.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Pledge Agreement or Pledge Agreements shall mean, singularly or collectively as the context may require, (i) the Second Amended and Restated Negative Pledge and Pledge Agreement, dated as of the Closing Date, by the Borrower in favor of the Administrative Agent with respect to the capital stock of RTI-Claro, Inc., (ii) the Third Amended and Restated Equity Pledge Agreement, dated as of the Closing Date, by the Borrower in favor of the Administrative Agent with respect to the capital stock of RTI-Claro, Inc., and (iii) any other pledge agreement executed from time to time by a in favor of the Administrative Agent with respect to the capital stock of any Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

Pledged Equity shall mean, collectively, all capital stock of any Foreign Subsidiary which may from time to time be pledged to the Administrative Agent pursuant to a Pledge Agreement.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Post-Default L/C Cash Collateral Account means, at any time upon the occurrence and during the continuance of an Event of Default an interest bearing account, either automatically converted from a Pre-Default L/C Cash Collateral Account or otherwise established in accordance with the terms and provisions of Section 8.2.5, with the Issuing Lender at its address designated in Section 10.5 in the name of the Borrower but in connection with which the Issuing Lender shall be the sole entitlement holder or customer.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Pre-Default L/C Cash Collateral Account means, so long as no Event of Default has occurred and is continuing, an interest bearing account, established at the request of the Borrower in connection with any Cash Collateralized Letter of Credit, with the Issuing Lender at its address designated in Section 10.5 in the name of the Borrower, and with respect to which the Borrower hereby pledges and assigns and grants to the Issuing Lender on behalf of itself and of the Lenders a security interest in such Pre-Default L/C Cash Collateral Account and all cash held therein, all interest and proceeds of any and all of the foregoing which account may be closed or from which account assets may be withdrawn by the Borrower; provided, however, upon the occurrence and during the continuation of an Event of Default, any Pre-Default L/C Cash Collateral Account shall automatically be deemed to be a Post-Default L/C Cash Collateral Account and such account and all assets held therein shall become subject to the terms and provisions of Section 8.2.5 without further act of the Administrative Agent, the Issuing Lender or any Lender

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Projections shall have the meaning specified in Section 5.1.6(ii) [Financial Projections].

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders, provided that in the case of Section 2.9 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate

Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Register shall have the meaning specified in Section 10.8.3 [Register].

Reimbursement Obligation shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Required Lenders shall mean

(A) If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(B) If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than fifty percent (50%) of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

Required Share shall have the meaning assigned to such term in Section 4.10 [Settlement Date Procedures].

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or 2.8.3 [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 4.10 [Settlement Date Procedures].

Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Equity Interests shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].

Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to Fifteen Million and 00/100 Dollars ($15,000,000.00).

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2 [Swing Loan Requests] hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Undrawn Availability shall mean, as of any date of determination, an amount equal to (a) the Revolving Credit Commitments, minus (b) the sum of (i) the Revolving Facility Usage plus (ii) fees and expenses then due from the Borrower hereunder which have not been paid or charged to the account of the Borrower.

Unrestricted Cash shall mean cash of the Borrower and its Domestic Subsidiaries which is unrestricted, accessible and on deposit in an account of the Borrower or such Domestic Subsidiary.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

1.3 Accounting Principles; Changes in GAAP.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Audited Financial Statements referred to in Section 5.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 7.2 of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 7.2, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they delivers their financial statements pursuant to Section 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.

2. REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Revolving Credit Commitments.

2.1.1 Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of

Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2 Swing Loan Commitment.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments (for purposes of this computation, PNC’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4 Revolving Credit Loan Requests; Swing Loan Requests.

2.4.1 Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Two Million and 00/100 Dollars ($2,000,000.00) for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00) and not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) for each Borrowing Tranche under the Base Rate Option.

2.4.2 Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC to make Swing Loans by delivery to PNC not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

2.5 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.5.1 Making Revolving Credit Loans.

The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5.2 [Presumptions by the Administrative Agent].

2.5.2 Presumptions by the Administrative Agent.

Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.5.3 Making Swing Loans.

So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2, [Swing Loan Requests] fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 o’clock p.m. on the Borrowing Date.

2.5.4 Repayment of Revolving Credit Loans.

The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.5.5 Borrowings to Repay Swing Loans.

PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.5.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.5.6 Swing Loans Under Cash Management Agreements.

In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.5.3 [Making Swing Loans], without the requirement for a specific request from the Borrower pursuant to Section 2.4.2 [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swing Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.5.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.4.2 [Swing Loan Requests], (iii) be payable by the Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the

Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.5.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.

2.6 Notes.

The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note, a swing Note and a term Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

2.7 Use of Proceeds.

The Letters of Credit and the proceeds of the Loans shall be used (a) to provide working capital to the Borrower, (b) for general corporate purposes of the Borrower, including without limitation, Permitted Acquisitions and costs and expenses incurred in connection therewith, (c) costs and expenses associated with the Closing and (d) to refinance the Convertible Notes.

2.8 Letter of Credit Subfacility.

2.8.1 Issuance of Letters of Credit.

Borrower may at any time prior to the Expiration Date request the issuance of a letter of credit (each, together with each Existing Letter of Credit, a “Letter of Credit”) on behalf of itself or a Subsidiary of the Borrower, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Subsidiary deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit (and may not be a Commercial Letter of Credit). Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or the Borrower or any Subsidiary of the Borrower, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 6 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall in no event expire later than the Expiration Date unless Borrower has Cash Collateralized such Letter of Credit in accordance with Section 2.8.11, and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, Forty Million and

00/100 Dollars ($40,000,000.00) (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 6 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment. As of the date hereof, those letters of credit set forth on Schedule 2.8.1 attached hereto and made a part hereof, which are outstanding on the date hereof (the “Existing Letters of Credit”), are hereby deemed to be Letters of Credit issued and outstanding hereunder.

2.8.2 Letter of Credit Fees.

The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to one eighth of one percent (0.125%) per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.8.3 Disbursements, Reimbursement.

Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.8.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.8.3.2 Each Lender shall upon any notice pursuant to Section 2.8.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.8.3 [Disbursement; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8.3.2.

2.8.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.8.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8.3.

2.8.4 Repayment of Participation Advances.

2.8.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.8.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.8.5 Documentation.

Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.8.6 Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.8.7 Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], 2.5 [Making Revolving Credit Loans and Swing Loans; Etc.] or 6.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8.3 [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.8.8 Indemnity.

The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.

2.8.9 Liability for Acts and Omissions.

As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and in the absence of gross negligence, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

2.8.10 Issuing Lender Reporting Requirements.

Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.8.11 Cash Collateral.

A Letter of Credit may expire after the Expiration Date only so long as, no later than thirty (30) days prior to the Expiration Date, the Borrower shall have Cash Collateralized the then outstanding amount of all Letter of Credit Obligations in respect of such Letter of Credit. Borrower hereby grants to Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

2.9 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(ii) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(a) all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(c) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(d) if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.8.2 shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(e) if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.8.2 with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(iv) so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.9(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.9(iii)(a) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

2.10 Termination or Reduction of Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments or from time to time permanently reduce the Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of Two Million and 00/100 Dollars ($2,000,000.00) or any whole multiple of One Million and 00/100 Dollars ($1,000,000.00) in excess thereof, and (iii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Facility Usage would exceed the Revolving Credit Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Commitments. Any reduction of the Revolving Credit Commitments shall be applied to the Commitment of each Lender according to its Ratable Share. All fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

2.11 Increase in Revolving Credit Commitments.

(i) Increasing Lenders and New Lenders. The Borrower may, at any time but in any event not more than once in any calendar year prior to the Expiration Date, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

(A) No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.

(B) Defaults. There shall exist no Event of Default or Potential Default on the effective date of such increase after giving effect to such increase.

(C) Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00).

(D) Minimum Increase. The amount of any increase to the aggregate Revolving Credit Commitments requested pursuant to this Section 2.11 shall be at least Ten Million and 00/100 Dollars ($10,000,000.00) or an integral multiple of Five Million and 00/100 Dollars ($5,000,000.00) in excess thereof.

(E) Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries (or sole member or manager, if applicable) with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel (which may be in-house counsel) addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

(F) Notes. The Borrower shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment.

(G) Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent and the Borrower, in each instance not to be unreasonably withheld.

(H) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrower and delivered to the Administrative Agent on or before the effective date of such increase.

(I) New Lenders—Joinder. Each New Lender shall execute a lender joinder in form and substance satisfactory to the Administrative Agent pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.

(ii) Treatment of Outstanding Loans and Letters of Credit.

(A) Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Borrower shall repay all Loans then outstanding, subject to the Borrower’s indemnity obligations under Section 4.9 [Indemnity]; provided that it may borrow new Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.11.

(B) Outstanding Letters of Credit. Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

3. INTEREST RATES

3.1 Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 4.9 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

3.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

Subject to Section 3.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans (or such other rate as mutually agreed to between the Borrower and PNC.

3.1.2 Rate Quotations.

The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

3.2.1 Amount of Borrowing Tranche.

Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of One Million and 00/100 Dollars ($1,000,000.00) and not less than Two Million and 00/100 Dollars ($2,000,000.00); and

3.2.2 Renewals.

In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

3.3.1 Letter of Credit Fees, Interest Rate.

The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8.2 [Letter of Credit Fees] or Section 3.1 [Interest Rate Options], respectively, shall be increased by two percent (2.00%) per annum;

3.3.2 Other Obligations.

Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional two percent (2.00%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and

3.3.3 Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

3.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1 Unascertainable.

If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent’s and Lender’s Rights].

3.4.2 Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent’s and Lender’s Rights].

3.4.3 Administrative Agent’s and Lender’s Rights.

In the case of any event specified in Section 3.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such

Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 3.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.9 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.6 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

3.5 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the LIBOR Rate Option for a one (1) Month Interest Period, commencing upon the last day of the existing Interest Period.

4. PAYMENTS

4.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

4.2 Pro Rata Treatment of Lenders.

Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 3.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 3.4 [LIBOR Rate Unascertainable; Etc.], 4.6.2 [Replacement of a Lender] or 4.7 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.5.5 [Borrowings to Repay Swing Loans].

4.3 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 4.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 4.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

4.4 Presumptions by Administrative Agent.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.5 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

4.6 Voluntary Prepayments.

4.6.1 Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.6.2 [Replacement of a Lender] below, in Section 4.7 [Increased Costs] and Section 4.9 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(w) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(y) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z) the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) One Hundred Thousand and 00/100 Dollars ($100,000.00) for any Swing Loan or Two Million and 00/100 Dollars ($2,000,000.00) for any Revolving Credit Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans and then to Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.9 [Indemnity].

4.6.2 Replacement of a Lender.

In the event any Lender (i) gives notice under Section 3.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 4.7 [Increased Costs], or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 4.8 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 10.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.8 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.7.1 [Increased Costs Generally] or payments required to be made pursuant to Section 4.8 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

4.7 Increased Costs.

4.7.1 Increased Costs Generally.

If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.8 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

4.7.2 Capital Requirements.

If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

4.7.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.

A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 4.7.1 [Increased Costs Generally] or 4.7.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

4.7.4 Delay in Requests.

Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.8 Taxes.

4.8.1 Payments Free of Taxes.

Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

4.8.2 Payment of Other Taxes by the Borrower.

Without limiting the provisions of Section 4.8.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

4.8.3 Indemnification by the Borrower.

The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

4.8.4 Evidence of Payments.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

4.8.5 Status of Lenders.

Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made, or

(v) To the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.

4.9 Indemnity.

In addition to the compensation or payments required by Section 4.7 [Increased Costs]or Section 4.8 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.6 [Voluntary Prepayments], or

(iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

4.10 Settlement Date Procedures.

In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on [Mandatory Prepayment Dates] and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.10 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

5. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

5.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.

Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its material properties and to engage in the business it presently conducts or proposes to conduct in all material respects, (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.13 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all material properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens and such Liens that, individually or in the aggregate would not be reasonably expected to result in a Material Adverse Change. No Event of Default exists or is continuing.

5.1.2 Subsidiaries and Owners; Investment Companies.

Schedule 5.1.2, as updated from time to time by the Borrower pursuant to Section 7.1.8, states the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the percentage of equity interests in such Subsidiary (the “Subsidiary Equity Interests”). The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” The Subsidiaries executing this Agreement as Guarantors as of the Closing Date constitute all the Material Subsidiaries of the Borrower which are Domestic Subsidiaries. As of the Closing Date, (i) sixty-five percent (65%) of the capital stock of each Material Subsidiary which is a Foreign Subsidiary of the Borrower has been pledged to the Administrative Agent pursuant to a Pledge Agreement, or (ii) in the case of any Material Subsidiary which is a Foreign Subsidiary but is owned by a Foreign Subsidiary, sixty-five percent (65%) of the capital stock of the first-tier Foreign Subsidiary which owns such Material Subsidiary which is a Foreign Subsidiary has been pledged to the Administrative Agent pursuant to a Pledge Agreement.

5.1.3 Validity and Binding Effect.

This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.1.4 No Conflict; Material Agreements; Consents.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents and the Liens described in clause (viii) or (xiii) of the definition of Permitted Liens). There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents, except for those consents, approvals, exemptions, orders, authorizations, registrations or filings that have been obtained or made or which the failure to obtain or make would not be reasonably expected to result, individually or in the aggregate, in a Material Adverse Change or prevent, materially delay or materially impair the ability of any Loan Party to perform its obligations under the Loan Documents.

5.1.5 Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

5.1.6 Financial Statements.

(i) Historical Statements. The Borrower has delivered to the Administrative Agent copies of the Audited Financial Statements. The Audited Financial Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and the results of operations for the fiscal period then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments and the absence of footnotes.

(ii) Financial Projections. The Borrower has delivered to the Administrative Agent projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Borrower and its Subsidiaries for the period from the Closing Date through December 31, 2016 (including, without limitation, quarterly projected financial statements through December 31, 2013) derived from various assumptions of the Borrower’s management (the “Projections”). The Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management. The Projections accurately reflect the approximate liabilities of the Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby as of the Closing Date.

(iii) Accuracy of Financial Statements. As of the Closing Date, neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Audited Financial Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since December 31, 2011, no Material Adverse Change has occurred.

5.1.7 Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than twenty-five percent (25%) of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.1.8 Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.9 Taxes.

All federal and other material tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.1.10 Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except for any such failures to own or possess and such conflicts, that individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Change.

5.1.11 Insurance.

The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

5.1.12 ERISA Compliance.

(i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii) (a) No ERISA Event has occurred or is reasonably expected to occur; (b) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (c) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (d) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (e) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.1.13 Environmental Matters.

Each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws except as disclosed on Schedule 5.1.13; provided that such matters so disclosed could not in the aggregate result in a Material Adverse Change.

5.1.14 Solvency.

Before and after giving effect to the initial Loans hereunder, each of the Loan Parties is Solvent.

5.1.15 Pledged Equity.

The Pledge Agreements create legal and valid, perfected first priority Liens on the Pledged Equity.

5.1.16 Pari Passu.

The obligations of the Borrower under this Agreement and the Notes rank at least pari passu in priority of payment with all other Indebtedness of the Borrower, except Indebtedness of the Borrower secured by Permitted Liens. The obligations of each Guarantor under the Guaranty Agreement executed by such Guarantor rank at least pari passu in priority of payment with all other Indebtedness of such Guarantor, except Indebtedness of such Guarantor secured by Permitted Liens.

6. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1 First Loans and Letters of Credit.

6.1.1 Deliveries.

On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i) A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (x) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent;

(ii) A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business;

(iii) This Agreement and each of the other Loan Documents signed by an Authorized Officer, together with, to the extent not previously delivered, the original certificates evidencing the applicable ownership interests (if applicable) of the Pledged Equity along with appropriate transfer powers executed in blank;

(iv) Written opinions of (i) Buchanan Ingersoll & Rooney PC, special counsel to the Loan Parties and (ii) Lavery, de Billy, S.E.N.C.R.L./L.L.P, special Quebec counsel to the Loan Parties, each dated the Closing Date and as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent and the Lenders may reasonably request;

(v) Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect;

(vi) A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by an Authorized Officer of Borrower;

(vii) Satisfactory Lien search results with respect to each Loan Party;

(viii) The Audited Financial Statements and the Projections;

(ix) Remmele Engineering, Inc.’s (i) audited financial statements, prepared in accordance with GAAP, for the fiscal year ended December 31, 2010, and (ii) unaudited internally prepared financial statements for the fiscal year ended December 31, 2011;

(x) Evidence that the Loan Parties have received all regulatory approvals and licenses necessary for the Loan Parties to effectuate the transactions hereunder and under each other Loan Document; and

(xi) Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

6.1.2 Payment of Fees.

The Borrower shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

6.2 Each Loan or Letter of Credit.

At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Loan Parties shall then be true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, and (iv) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.

7. COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

7.1 Affirmative Covenants.

7.1.1 Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Material Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary (except for such jurisdictions in which such failure to be so licensed or qualified and in good standing individually or in the aggregate would not result in a Material Adverse Change), except as otherwise expressly permitted in Section 7.2.4 [Liquidations, Mergers, Etc.].

7.1.2 Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Material Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, (i) are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (ii) if not paid, could not reasonably be expected to result in a Material Adverse Change.

7.1.3 Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent.

7.1.4 Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

7.1.5 Visitation Rights.

Each Loan Party shall, and shall cause each of its Subsidiaries to, except as may otherwise be required or restricted by applicable Law, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties during normal business hours and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that (i) so long as an Event of Default has not occurred and is continuing, the Administrative Agent shall provide the Borrower with reasonable notice prior to any visit or inspection, (ii) each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection and (iii) neither a Loan Party nor any of its Subsidiaries shall be required to provide information (a) in breach of applicable Law, (b) that is subject to confidentiality obligations or (c) where disclosure would affect attorney-client privilege. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.

7.1.6 Keeping of Records and Books of Account.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.7 Compliance with Laws; Use of Proceeds.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 7.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.7 [Use of Proceeds] and as permitted by applicable Law.

7.1.8 New Material Subsidiaries.

Cause each Domestic Subsidiary that shall at any time after the Closing Date become a Material Subsidiary to enter into a Guaranty Supplement no later than thirty (30) days after such Domestic Subsidiary shall become a Material Subsidiary, as determined at the end of each fiscal quarter of the Borrower; provided, however, the Administrative Agent may release any Domestic Subsidiary of its obligations as a Guarantor in the event the Administrative Agent makes the reasonable determination that any such Domestic Subsidiary no longer constitutes a Material Subsidiary. No later than forty-five (45) days after the Borrower or such Domestic Subsidiary shall acquire or otherwise own, directly or indirectly, after the Closing Date, any (i) Foreign Subsidiary which is a Material Subsidiary or (ii) first-tier Foreign Subsidiary which owns a Foreign Subsidiary which is a Material Subsidiary, in each case as determined at the end of each fiscal quarter of the Borrower, enter into, or cause such Domestic Subsidiary to enter into, a Pledge Agreement and deliver an opinion of counsel reasonably satisfactory to the Administrative Agent in the jurisdiction of such Foreign Subsidiary whose ownership interests are subject to such Pledge Agreement with respect to the due authorization, enforceability and perfection of such pledge. The Borrower shall provide by the end of each fiscal quarter, an updated Schedule 5.1.2 to the extent necessary to maintain the accuracy of such Schedule.

In connection and in accordance with the requirements set forth in the preceding paragraph, the Borrower shall pledge or cause to be pledged, as applicable, pursuant to a Pledge Agreement to the Administrative Agent (x) sixty-five percent (65%) of the ownership interests of any Foreign Subsidiary which is a Material Subsidiary which is owned directly by the Borrower or any Domestic Subsidiary, and (y) sixty-five percent (65%) of the ownership interests of any first-tier Foreign Subsidiary which owns a Foreign Subsidiary which is a Material Subsidiary. In the event that the Borrower and the Domestic Subsidiaries contribute additional capital to any such Foreign Subsidiary after the date of execution of the applicable Pledge Agreement which results in the issuance of additional shares of such Foreign Subsidiary, then, at the election of the Borrower: (i) the Borrower shall, within thirty (30) days after the end of the fiscal quarter in which such contribution occurred, cause additional ownership interests to be pledged to the Administrative Agent in order to maintain a pledge in the amount of sixty-five percent (65%) of such Foreign Subsidiary’s ownership interests, or (ii) in lieu thereof, the Borrower shall at all times limit the amount of all loans, advances and investments made by the Borrower and the Domestic Subsidiaries in Foreign Subsidiaries after the Closing Date to an amount not in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate at any one time. Notwithstanding the foregoing, in no event shall additional shares of a pledged Foreign Subsidiary be issued if such issuance would cause the amount of such Foreign Subsidiary’s ownership interests pledged to the Administrative Agent to be less than or equal to fifty percent (50%).

7.1.9 Transactions with Affiliates.

Conduct, and cause each of its Subsidiaries to conduct, all transactions with any of its respective Affiliates upon fair and reasonable terms no less favorable than such Loan Party or Subsidiary could obtain or could be entitled to in a comparable arm’s-length transaction with a Person which is not an Affiliate.

7.1.10 Anti-Terrorism Laws.

None of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.

7.1.11 Further Assurances.

Upon the request of the Administrative Agent, each Loan Party shall, from time to time, at its expense, do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to exercise and enforce its rights and remedies hereunder.

7.2 Negative Covenants.

7.2.1 Indebtedness.

7.2.1.1 No Loan Party shall, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness as set forth on Schedule 7.2.1.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof);

(iii) Indebtedness (including, without limitation, capitalized lease obligations) secured by Liens described in clause (x) of the definition of Permitted Liens in an aggregate principal amount not to exceed Twenty Million and 00/100 Dollars ($20,000,000.00) at any one time outstanding;

(iv) Indebtedness of the Borrower to any Subsidiary or Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(v) Indebtedness in respect of any Hedging Agreement with a Lender or any Affiliate of a Lender entered into in the ordinary course of business to manage foreign currency or interest rate risk for the Borrower or any Loan Party which is entered into for hedging (rather than speculative) purposes;

(vi) Indebtedness scheduled to mature after the Expiration Date; and

(vii) Indebtedness that is convertible into equity interests of the Borrower, issued either pursuant to public issuances or private placements, and whether or not maturing prior to or after the Expiration Date; provided that the holders of such Indebtedness have no right to cause such Indebtedness to be purchased, redeemed or otherwise repaid (in whole or in part) in cash prior to the Expiration Date, so long as (x) no Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or would result from the incurrence of such Indebtedness and (y) after giving effect to the incurrence of such Indebtedness, on a pro forma basis as if such incurrence of such Indebtedness had occurred on the first (1st) day of the twelve-month period ending on the last day of the Borrower’s most recently completed fiscal quarter, the Borrower shall be in compliance with the financial covenants set forth in Sections 7.2.10 and 7.2.11.

7.2.1.2 The Borrower shall not permit any of its Subsidiaries that is not a Loan Party, at any time, to create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness of such Subsidiary to the Borrower or any other Subsidiary;

(ii) Existing Indebtedness as set forth on Schedule 7.2.1.2 (including any extensions or renewals thereof; provided there is no increase in the amount thereof; and

(iii) Additional Indebtedness in an aggregate principal amount not to exceed five percent (5%) of Consolidated Net Tangible Assets at any time outstanding,

so long as (x) no Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or would result from the incurrence of such Indebtedness and (y) after giving effect to the incurrence of such Indebtedness, on a pro forma basis as if such incurrence of such Indebtedness had occurred on the first (1st) day of the twelve-month period ending on the last day of the Borrower’s most recently completed fiscal quarter, the Borrower shall be in compliance with the financial covenants set forth in Sections 7.2.10 and 7.2.11.

7.2.2 Liens; Lien Covenants.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3 Dividends and Related Distributions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, other than: (i) dividends and distributions payable directly or indirectly to the Borrower, (ii) dividends and distributions in connection with (x) share purchase programs of the Borrower, (y) employee stock purchase programs of the Borrower and its Subsidiaries and (z) any Compensation and Benefit Plan, and (iii) so long as no Event of Default or Potential Default shall exist immediately prior to or after giving effect thereto, dividends and distributions payable to any Subsidiary of the Borrower and shareholders of the Borrower. Except as set forth in this Section 7.2.3 and as set forth on Schedule 7.2.3, the Borrower shall not permit its Subsidiaries to enter into or otherwise be bound by any agreement prohibiting or restricting the payment of dividends or distributions to the Borrower.

7.2.4 Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person; provided that:

(i) any Subsidiary of the Borrower may consolidate with or merge into the Borrower or another Subsidiary of the Borrower, provided that if any such consolidation or merger involves the Borrower, the Borrower shall survive such consolidation or merger;

(ii) subject to Section 7.1.8, any Subsidiary of the Borrower may sell, lease transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or another Subsidiary of the Borrower; and

(iii) any Loan Party and any Subsidiary of a Loan Party may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of the assets of another Person or of a business or division of another Person (each, a “Permitted Acquisition”), provided that (a) if the Borrower is a party to any such Permitted Acquisition, the Borrower is the surviving Person, (b) at the time of the Permitted

Acquisition, no Event of Default shall have occurred and be continuing or be caused by such consolidation or merger or acquisition, (c) after giving effect to such Permitted Acquisition, (A) any Domestic Subsidiary which becomes a Material Subsidiary shall become a Guarantor in accordance with Section 10.13 [Joinder] and the Administrative Agent shall have received all documents and other items required by Section 10.13 [Joinder], and (d) unless the Required Lenders otherwise consent (such consent not to be unreasonably withheld or delayed), the Permitted Acquisition shall not be contested by such Person or the holders of its equity securities and shall be approved by such Person’s board of directors or other governing body.

7.2.5 Dispositions of Assets or Subsidiaries.

Excluding the payment of cash as consideration for assets purchased by, or services rendered to, the Borrower or any Subsidiary, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i) transactions involving the sale of inventory in the ordinary course of business;

(ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii) subject to Section 7.1.8, any sale, transfer or lease of assets by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower or by the Borrower to any Subsidiary of the Borrower;

(iv) the sale or transfer of non-core distribution assets on or after the Closing Date through and including May 31, 2013 having a book value of not more than Fifty Million and 00/100 Dollars ($50,000,000.00); or

(v) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, which in any one sale, transfer or lease of assets, or in any number of sales, transfers or leases of assets occurring (a) in any consecutive twelve (12) month period involves the sale, transfer or lease of assets having a book value (excluding the book value of any Intangible Assets that are sold, transferred or leased) of not more than ten percent (10%) of the Consolidated Net Tangible Assets and (b) during the term of this Agreement involves the sale, transfer, or lease of assets having a book value (excluding the book value of any Intangible Assets that are sold, transferred or leased) of not more than twenty percent (20%) of the Consolidated Net Tangible Assets (in each case, measured with respect to a series of sales, transfers or leases of assets on the day of the first sale).

7.2.6 Continuation of or Change in Business.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the manufacturing, engineering, machining, forming, distributing and supplying of titanium, aluminum, exotic metals and composites and any other business conducted by such Person on the Closing Date, and activities related or incidental thereto, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.

7.2.7 Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1st and ending December 31st.

7.2.8 Changes in Organizational Documents.

The Borrower shall not, and shall not permit any Loan Party to, amend in any respect its certificate or articles of incorporation or comparable governing instruments without providing at least fifteen (15) days prior written notice to the Administrative Agent and the Lenders and, in the event such change would be materially adverse to the Lenders as determined by the Administrative Agent in its sole but reasonable discretion, obtaining the prior written consent of the Required Lenders.

7.2.9 Negative Pledge.

The Borrower shall not, and shall not permit any Subsidiary, to enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (a) this Agreement and the other Loan Documents, (b) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (c) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof), (d) customary provisions restricting assignment of any licensing agreement (in which the Borrower or its Subsidiaries are the licensee) or other contract entered into by the Borrower or its Subsidiaries in the ordinary course of business, (e) with respect to any Person becoming a Subsidiary pursuant to the terms of this Agreement after the Closing Date, any agreement in effect at the time such Person becomes a Subsidiary so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary and any such prohibition only applies to such Subsidiary, and (f) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of the Borrower and its Subsidiaries.

7.2.10 Maximum Leverage Ratio.

The Loan Parties shall not permit the Leverage Ratio, calculated as of the end of each fiscal quarter of the Borrower, to be greater than 3.50 to 1.00.

7.2.11 Minimum Interest Coverage Ratio.

The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter of the Borrower, to be less than 2.00 to 1.00.

7.2.12 Minimum Liquidity.

In the event that any Convertible Notes are outstanding on the ninety-first (91st) day prior to the maturity date of such Convertible Notes, then beginning on such date and at all times thereafter until the Convertible Notes are paid in full (including by means of conversion), the Borrower shall not permit Liquidity to be less than Two Hundred Thirty Million and 00/100 Dollars ($230,000,000.00).

7.3 Reporting Requirements.

The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

7.3.1 Quarterly Financial Statements.

As soon as available and in any event within sixty (60) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

7.3.2 Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

7.3.3 Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Financial Officer of the Borrower, in the form of Exhibit 7.3.3.

7.3.4 Notices.

7.3.4.1 Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

7.3.4.2 Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which if adversely determined would constitute a Material Adverse Change.

7.3.4.3 Organizational Documents. Within the time limits set forth in Section 7.2.8 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party.

7.3.4.4 Erroneous Financial Information. Immediately in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

7.3.4.5 ERISA Event. Immediately upon the occurrence of any ERISA Event.

7.3.4.6 Other Reports. Promptly (and, with respect to clause (i) below, within the specific timeframe set forth therein) upon their becoming available to the Borrower:

(i) Annual Budget. The annual budget and any forecasts or projections of the Borrower, to be supplied not later than forty-five (45) days after the commencement of the fiscal year to which any of the foregoing may be applicable,

(ii) Management Letters. Any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

(iii) SEC Reports; Shareholder Communications. Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Borrower with the Securities and Exchange Commission,

(iv) Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.

Information required to be delivered pursuant to Sections 7.3.1, 7.3.2 and 7.3.4.6(iii) shall be deemed to have been delivered on the date on which the Borrower provides written notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at http://www.rtiintl.com/ or at http://www.sec.gov; provided that such notice may be included in the certificates delivered pursuant to Section 7.3.3; provided further that the Borrower shall deliver paper copies of the information referred to in Section 7.3.4.5 and that, if any Lender requests delivery thereof, the Borrower shall deliver to such Lender paper copies of the information referred to in Sections 7.3.1, 7.3.2 and 7.3.4.6(iii) within five (5) Business Days after delivery is otherwise required hereunder.

8. DEFAULT

8.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1 Payments Under Loan Documents.

The Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation on the date on which such payment becomes due in accordance with the terms hereof or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder (other than an amount referred to in clause (i)) or under the other Loan Documents on the date on which such interest or other amount becomes due in accordance with the terms hereof or thereof, and such failure shall continue unremedied for a period of five (5) Business Days;

8.1.2 Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3 Breach of Negative Covenants or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.1.5 [Visitation Rights] or Section 7.2 [Negative Covenants], and such default shall continue for a period of five (5) Business Days;

8.1.4 Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date by which notice of such default would be required to be given by the applicable Loan Party under this Agreement or such other Loan Document and (ii) written notice from the Administrative Agent or any Lender to the applicable Loan Party;

8.1.5 Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

8.1.6 Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate shall be entered against any Loan Party or any of its Subsidiaries by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.7 Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.8 Proceedings Against Assets.

Any of the Loan Parties’ or any of their Subsidiaries’ assets (i) are attached, seized, levied upon or subjected to a writ or distress warrant for an amount in excess of Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate which is not stayed, lifted or otherwise bonded within thirty (30) days thereafter; or (ii) with a book value in excess of Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

8.1.9 Events Relating to Plans and Benefit Arrangements.

(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC which could result in a Material Adverse Change, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which could result in a Material Adverse Change;

8.1.10 Change of Control.

(i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) fifty percent (50%) or more of the voting capital stock of the Borrower; or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (a) directors of the Borrower on the date of this Agreement, (b) nominated by the board of directors of the Borrower, or (c) appointed by directors referred to in the preceding clauses (a) and (b).

8.1.11 Relief Proceedings.

(i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

8.2 Consequences of Event of Default.

8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 8.1.1 through 8.1.10 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.10 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 4.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

8.2.4 Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with the collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing any Lender Provided Hedging Agreement or Other Lender Provided Financial Services Obligations, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the Letter of Credit Obligations, in such manner as the Administrative Agent may determine in its discretion; and

(iii) the balance, if any, as required by Law.

8.2.5 Actions in Respect of the Letters of Credit Upon Event of Default; L/C Cash Collateral Account.

(i) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the declaration by the Lenders that the Loans are, or if the Loans otherwise automatically become, due and payable pursuant to the provisions this Section 8.2, the Issuing Lender may, irrespective of whether they are taking any of the actions described in this Section 8.2 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Issuing Lender on behalf of the Lenders in same day funds at the Issuing Lender’s office designated in such demand, for deposit in the Post-Default L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit issued by the Issuing Lender. If at any time the Issuing Lender determines that any funds held in the Post-Default L/C Cash Collateral Account are subject to any equal or prior right or claim of any Person other than the Issuing Lender and the Lenders pursuant to this Agreement or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Issuing Lender, pay to the Issuing Lender, as additional funds to be deposited and held in the Post-Default L/C Cash Collateral Account, an amount equal to the excess of (1) such aggregate Available Amount over (2) the total amount of funds, if any, then held in the Post-Default L/C Cash Collateral Account that the Issuing Lender determines to be free and clear of any such equal or prior right and claim.

(ii) To the extent not otherwise automatically converted from a Pre-Default L/C Cash Collateral Account in accordance with the terms and provisions of this Agreement, the Borrower hereby authorizes the Issuing Lender to open at any time upon the occurrence and during the continuance of an Event of Default a Post-Default L/C Cash Collateral Account, and hereby pledges and assigns and grants to the Issuing Lender on behalf of itself and of the Lenders a security interest in the following collateral (the “L/C Cash Collateral Account Collateral”):

(A) the Post-Default L/C Cash Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the investment of funds held therein,

(B) all L/C Cash Collateral Account Investments from time to time, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account Investments,

(C) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Issuing Lender for or on behalf of the Borrower in substitution for or in addition to any or all of the then existing L/C Cash Collateral Account Collateral,

(D) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing L/C Cash Collateral Account Collateral, and

(E) all proceeds of any and all of the foregoing L/C Cash Collateral Account Collateral.

(iii) If requested by the Borrower, the Issuing Lender will, subject to the provisions of clause (v) below, from time to time (a) invest amounts on deposit in the Post-Default L/C Cash Collateral Account in such notes, certificates of deposit and other debt instruments as the Borrower may select and the Issuing Lender may approve and (b) invest interest paid on the notes, certificates of deposit and other instruments referred to in clause (a) above, and reinvest other proceeds of any such notes, certificates of deposit and other instruments which may mature or be sold, in each case in such notes, certificates of deposit and other debt instruments as the Borrower may select and the Issuing Lender may approve (the notes, certificates of deposit and other instruments referred to in clauses (a) and (b) above being collectively “L/C Cash Collateral Account Investments”). Interest and proceeds that are not invested or reinvested in L/C Cash Collateral Account Investments as provided above shall be deposited and held in the Post-Default L/C Cash Collateral Account.

(iv) Upon such time as (a) the aggregate Available Amount of all Letters of Credit is reduced to zero and such Letters of Credit are expired or terminated by their terms and all amounts payable in respect thereof, including but not limited to principal, interest, commissions, fees and expenses, have been paid in full in cash, and (b) no Event of Default has occurred and is continuing under this Agreement, the Issuing Lender will pay and release to the Borrower or at its order (A) accrued interest due and payable on the L/C Cash Collateral Account Investments and in the Post-Default L/C Cash Collateral Account, and (B) the balance remaining in the Post-Default L/C Cash Collateral Account after the application, if any, by the Issuing Lender of funds in the Post-Default L/C Cash Collateral Account to the payment of amounts described in clause (a) of this subsection (iv).

(v) (a) The Issuing Lender may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Post-Default L/C Cash Collateral Account against the obligations of the Borrower in respect of Letters of Credit (collectively, the “L/C Cash Collateral Account Obligations”) or any part thereof. The Issuing Lender agrees to notify the Borrower promptly after any such set off and application, provided that the failure of any Issuing Lender to give such notice shall not affect the validity of such set off and application.

(b) The Issuing Lender may also exercise in respect of the L/C Cash Collateral Account Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the Commonwealth of Pennsylvania at that time (the “UCC”) (whether or not the UCC applies to the affected L/C Cash Collateral Account Collateral), and may also, without notice except as specified below, sell the L/C Cash Collateral Account Collateral or any part thereof in one or more parcels at public or private sale, at any of the Issuing Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Issuing Lender may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. No Issuing Lender shall be obligated to make any sale of L/C Cash Collateral Account Collateral regardless of notice of sale having been given. The Issuing Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c) Any cash held by any Issuing Lender as L/C Cash Collateral Account Collateral and all cash proceeds received by any Issuing Lender in respect of any sale of, collection from, or other realization upon all or any part of the L/C Cash Collateral Account Collateral may, in the discretion of the Issuing Lender, be held by the Issuing Lender as collateral for, and/or then or at any time thereafter be applied in whole or in part by the Issuing Lender against, all or any part of the L/C Cash Collateral Account Obligations in such order as the Issuing Lender shall elect. Any surplus of such cash or cash proceeds held by any Issuing Lender and remaining after payment in full of all the L/C Cash Collateral Account Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

(vi) Upon the permanent reduction from time to time of the aggregate Available Amount of all Letters of Credit in accordance with the terms thereof, the Issuing Lender’s shall release to the Borrower amounts from the Post-Default L/C Cash Collateral Account in an amount equal to each such permanent reduction; provided that no Issuing Lender shall be obligated to reduce the funds or other L/C Cash Collateral Account Collateral then held in the Post-Default L/C Cash Collateral Account below that level that the Issuing Lender reasonably determines is required to be maintained after taking into consideration any rights or claims of any Persons other than the Issuing Lender.

(vii) In furtherance of the grant of the pledge and security interest pursuant to this Section 8.2.5, the Borrower hereby agrees with the Administrative Agent and the Issuing Lender that the Borrower shall give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Administrative Agent and the Issuing Lender) to create, preserve, perfect or validate any security interest granted pursuant hereto or to enable the Issuing Lender to exercise and enforce its rights hereunder with respect to such pledge and security interests.

9. THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 [Modifications, Amendments or Waivers] and 8.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 9.6, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

9.7 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Syndication Agent, Co-Lead Arrangers or Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

9.9 Administrative Agent’s Fee.

The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

9.10 Authorization to Release Guarantors.

The Lenders and Issuing Lenders authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 7.2.5 [Disposition of Assets or Subsidiaries] or 7.2.4 [Liquidations, Mergers, Consolidations, Acquisitions].

9.11 No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10. MISCELLANEOUS

10.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

10.1.1 Increase of Commitment.

Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

10.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

10.1.3 Release of Pledged Equity or Guarantor.

Release any of the Pledged Equity from the Lien of any Pledge Agreement or release any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); provided, however, (i) the Administrative Agent may release Pledged Equity at such time as such Pledged Equity ceases to constitute the capital stock or beneficial or membership interests of a Material Subsidiary or a Foreign Subsidiary that owns a Material Subsidiary that is a Foreign Subsidiary and (ii) the Administrative Agent may release any Domestic Subsidiary of its obligations as a Guarantor in the event that the Administrative Agent makes the reasonable determination that such Domestic Subsidiary no longer constitutes a Material Subsidiary; or

10.1.4 Miscellaneous.

Amend Section 4.2 [Pro Rata Treatment of Lenders], 9.3 [Exculpatory Provisions] or 4.3 [Sharing of Payments by Lenders] or this Section 10.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 10.1.1 through 10.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 4.6.2 [Replacement of a Lender].

10.2 No Implied Waivers; Cumulative Remedies.

No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

10.3 Expenses; Indemnity; Damage Waiver.

10.3.1 Costs and Expenses.

The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

10.3.2 Indemnification by the Borrower.

The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. It is understood that the Borrower shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm for all Indemnitees, unless the Indemnitees shall have concluded that representation of all the Indemnitees by the same counsel would be inappropriate due to actual or potential differing interests among them.

10.3.3 Reimbursement by Lenders.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.3.1 [Costs and Expenses] or 10.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

10.3.4 Waiver of Consequential Damages, Etc.

To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.3.5 Payments.

All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

10.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5 Notices; Effectiveness; Electronic Communication.

10.5.1 Notices Generally.

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.5.2 [Electronic Communications], shall be effective as provided in such Section.

10.5.2 Electronic Communications.

Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.5.3 Change of Address, Etc.

Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.6 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the

Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Section 10.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

10.8 Successors and Assigns.

10.8.1 Successors and Assigns Generally.

The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 10.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.8.2 Assignments by Lenders.

Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (i)(A) of this Section 10.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than Five Million and 00/100 Dollars ($5,000,000.00), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 4.7 [Increased Costs], and 10.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8.4 [Participations].

10.8.3 Register.

The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.8.4 Participations.

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 10.1.1 [Increase of Commitment, Etc.], 10.1.2 [Extension of Payment, Etc.], or 10.1.3 [Release of Guarantor]). Subject to Section 10.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 4.7 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.8.2 [Assignments by Lenders]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.2.3 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 4.3 [Sharing of Payments by Lenders] as though it were a Lender.

10.8.5 Limitations upon Participant Rights Successors and Assigns Generally.

A Participant shall not be entitled to receive any greater payment under Sections 4.7 [Increased Costs], 4.8 [Taxes] or 10.3 [Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.8 [Taxes] unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.8.5 [Status of Lenders] as though it were a Lender.

10.8.6 Certain Pledges; Successors and Assigns Generally.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.9 Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.10 Counterparts; Integration; Effectiveness.

10.10.1 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 6 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

10.11.1 Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to is conflict of laws principles.

10.11.2 SUBMISSION TO JURISDICTION.

THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.11.3 WAIVER OF VENUE.

THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.11.4 SERVICE OF PROCESS.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.11.5 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12 USA Patriot Act Notice.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

10.13 Joinder.

Any Domestic Subsidiary of any Loan Party which is required to join this Agreement pursuant to Section 7.1.8 or Section 7.2.4(iii) shall execute and deliver to the Administrative Agent (i) a Guarantor Supplement, and (ii) documents in the forms described in Section 6.1 [First Loans and Letters of Credit] that the Administrative Agent may reasonably require, modified as appropriate to relate to such Domestic Subsidiary. The Loan Parties shall deliver such Guarantor Supplement and all related documents required by this Section 10.13 to the Administrative Agent no later than thirty (30) days after the end of the fiscal quarter of the Borrower in which the applicable Domestic Subsidiary became required to join this Agreement pursuant to Section 7.1.8 or Section 7.2.4(iii).

10.14 Amendment and Restatement.

This Agreement amends and restates in its entirety the Existing Credit Agreement and upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall, subject to this Section 10.14, be superseded hereby. All references to the “Credit Agreement” contained in the other Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrower and the other Loan Parties outstanding under the Existing Credit Agreement and the other Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Obligations and shall continue as such to be secured by the Pledged Equity. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations. The Liens securing payment of the Obligations under the Existing Credit Agreement, as amended and restated in the form of this Agreement, shall in all respects be continuing, securing the payment of all Obligations.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

WITNESS:	BORROWER: RTI International Metals, Inc., an Ohio corporation

/s/ Chad Whalen	By:	/s/ William F. Strome
	Name:	William F. Strome
	Title:	Senior Vice President – Finance and Administration and Treasurer

WITNESS:	GUARANTORS: RMI Titanium Company, an Ohio corporation

/s/ Chad Whalen	By:	/s/ William F. Strome
	Name:	William F. Strome
	Title:	Treasurer

WITNESS:	Extrusion Technology Corporation of America, an Ohio corporation

/s/ Chad Whalen	By:	/s/ William F. Strome
	Name:	William F. Strome
	Title:	Treasurer

WITNESS:	RTI Finance Corp., an Ohio corporation

/s/ Chad Whalen	By:	/s/ William F. Strome
	Name:	William F. Strome
	Title:	Treasurer

WITNESS:	RTI Martinsville, Inc., an Ohio corporation

/s/ Chad Whalen	By:	/s/ William F. Strome
	Name:	William F. Strome
	Title:	Treasurer

WITNESS:	Remmele Engineering, Inc., a Minnesota corporation

/s/ Chad Whalen	By:	/s/ William F. Strome
	Name:	William F. Strome
	Title:	Treasurer

WITNESS:	REI Medical, Inc., a Minnesota corporation

/s/ Chad Whalen	By:	/s/ William F. Strome
	Name:	William F. Strome
	Title:	Treasurer

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ D. Bryant Mitchell III
Name:	D. Bryant Mitchell III
Title:	EVP

FIFTH THIRD BANK, an Ohio banking corporation, as a Lender

By:	/s/ Thomas P. Murray
Name:	Thomas P. Murray
Title:	Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Joseph J. Bianchin III
Name:	Joseph J. Bianchin III
Title:	Senior Vice President

CITIBANK N.A., as a Lender

By:	/s/ Raymond G. Dunning
Name:	Raymond G. Dunning
Title:	Vice President

COMERICA BANK, as a Lender

By:	/s/ Brandon Welling
Name:	Brandon Welling
Title:	Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Michael Mozer
Name:	Michael Mozer
Title:	Vice President

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Diane Geisler
Name:	Diane Geisler
Title:	Vice President

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Carl S. Tabacjar, Jr.
Name:	Carl S. Tabacjar, Jr.
Title:	Vice President

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread
I	Less than or equal to 1.00 to 1.0	0.25%	1.25%	0.25%	1.25%

II	Greater than 1.00 to 1.0 but less than or equal to 2.00 to 1.0	0.30%	1.50%	0.50%	1.50%

III	Greater than 2.00 to 1.0 but less than or equal to 3.00 to 1.0	0.35%	2.00%	1.00%	2.00%

IV	Greater than 3.00 to 1.0	0.50%	2.25%	1.25%	2.25%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be determined on the Closing Date based on the Leverage Ratio computed on such date pursuant to the Compliance Certificate delivered to the Administrative Agent in accordance with Section 6.1.1(vi).

(b) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 7.3.3 [Certificate of Borrower]. If a Compliance Certificate is not delivered when due in accordance with such Section 7.3.3, then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

SCHEDULE 1.1(A) - 1

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility] or 3.3 [Interest After Default] or 8 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(A) - 2

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1—Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: PNC Bank, National Association

Address: Three PNC Plaza 225 Fifth Avenue Pittsburgh, PA 15222 Attention: James O’Brien Telephone: (412) 762-7493 Telecopy: (412) 762-6484	$35,000,000.00	23.333333333%

Name: Fifth Third Bank, an Ohio banking corporation

Address: 600 Superior Ave. East Cleveland, Ohio 44114 Attention: Thomas Murray Telephone: (330) 533-8906 Telecopy: (330) 533-8907	$27,500,000.00	18.333333333%

Name: Wells Fargo Bank, N.A.

Address: Four Gateway Center 444 Liberty Avenue, Suite 1400 Pittsburgh, Pennsylvania 15222 Attention: Joseph J. Bianchin, III Telephone: (412) 454-4604 Telecopy: (412) 454-4609	$25,000,000.00	16.666666667%

SCHEDULE 1.1(B) - 1

Name: Citibank N.A. Address: 388 Greenwich Street, 34th Floor New York, NY 10013 Attention: Raymond G. Dunning Telephone: (212) 816-5243 Telecopy: (646) 291-1760	$20,000,000.00	13.333333333%

Name: Comerica Bank Address: 3551 Hamlin Road Auburn Hills, MI 48326 Attention: Brandon Welling Telephone: (248) 371-6477 Telecopy: (248) 371-6617	$12,500,000.00	8.333333333%

Name: Barclays Bank PLC Address: 745 7th Avenue, 26th Floor New York, NY 10019 Attention: Nicholas Versandi Telephone: (212) 526-9799 Telecopy: (646) 758-5246	$10,000,000.00	6.666666667%

Name: First National Bank of Pennsylvania Address: One North Shore Center 12 Federal Street, Suite 500 Pittsburgh, PA 15212 Attention: Diane Geisler Telephone: (412) 395-2036 Telecopy: (412) 231-3584	$10,000,000.00	6.666666667%

Name: Citizens Bank of Pennsylvania Address: 525 William Penn Place, Suite 2910 Pittsburgh, PA 15219 Attention: Debra L. McAllonis Telephone: (412) 867-2421 Telecopy: (412) 552-6306	$10,000,000.00	6.666666667%

Total	$150,000,000.00	100.000000000%

SCHEDULE 1.1(B) - 2

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2—Addresses for Notices to Borrower and Guarantors:

ADMINISTRATIVE AGENT

Name: PNC Bank, National Association

Address: Three PNC Plaza

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attention: James O’Brien

Telephone: (412) 762-7493

Telecopy: (412) 762-6484

With a Copy To:

Agency Services, PNC Bank, National Association

Mail Stop: P7-PFSC-04-I

Address: 500 First Avenue

Pittsburgh, PA 15219

Attention:     Agency Services

Telephone:    (412) 762-6442

Telecopy:      (412) 762-8672

BORROWER:

Name: RTI International Metals, Inc.

Address: Westpointe Corporate Center One

1550 Coraopolis Heights Road

Fifth Floor Suite 500

Moon Township, PA 15108-2973

Attention: William F. Strome, Senior Vice President of Finance & Administration

Telephone:    (412) 893-0104

Telecopy:      (412) 893-0027

GUARANTORS:

c/o RTI International Metals, Inc. (see notice information above)

SCHEDULE 1.1(B) - 3

SCHEDULE 1.1(P)

PERMITTED LIENS

REMMELE ENGINEERING, INC.

Minnesota Secretary of State

A.	UCC Financing Statements.

	FILING DATE	ORIGINAL FILING NUMBER	SECURED PARTY	COLLATERAL DESCRIPTION/ DESCRIPTION OF AMENDMENTS
1.	11/24/2010	201022250285	Cisco Systems Capital Corporation	All Debtor’s rights, title and interest to leased equipment, subject to Agreement to Lease Equipment No. 8678 MM001; all insurance, warranty, rental and other claims and rights to payment and chattel paper arising out of such equipment; all books, records and all relating proceeds.

2.	01/18/2011	201122840418	Cisco Systems Capital Corporation	All Debtor’s rights, title and interest to leased equipment, subject to Agreement to Lease Equipment No. 8678 MM002; all insurance, warranty, rental and other claims and rights to payment and chattel paper arising out of such equipment; all books, records and all relating proceeds.

3.	04/03/2012	201227786089	Xerox Financial Services	Photocopiers.

4.	04/03/2012	201227786104	Xerox Financial Services	Photocopiers.

SCHEDULE 1.1(P) - 1

REI MEDICAL, INC.

Minnesota Secretary of State

A.	UCC Financing Statements.

	FILING DATES	ORIGINAL FILING NUMBER	SECURED PARTY	COLLATERAL DESCRIPTION/ DESCRIPTION OF AMENDMENT
1.	02/07/2011	201123059917	VFI-SPV SL VII, Corp

All of the equipment, software and personal

property pursuant to Schedule No. 01 of a Master

Agreement, incorporating the terms and conditions of

Master Lease Agreement (see detailed description therein)

True lease. Filed for precautionary purposes only.

	03/14/2011	Amendment		Party information change: Debtor’s address

	12/19/2011	Amendment (Assignment)	VFI KR SPE I LLC

2.	N/A	N/A	Celtic Leasing Corp.	Photocopiers and servers.

3.	N/A	N/A	Celtic Leasing Corp.	Computer equipment.

SCHEDULE 1.1(P) - 2

SCHEDULE 2.8.1

EXISTING LETTERS OF CREDIT

Number	Amount	Issue Date	Expiration Date	Beneficiary
18112005	328,325.35	11/29/2011	08/27/2012	Standard Chartered Bank Malaysia
228242	669,131.00	10/01/2011	03/01/2013	Royal Bank of Canada
18112636	479,530.19	11/29/2011	02/12/2013	Washington International Insurance
18112637	1,772,526.04	11/29/2011	02/12/2013	Avalon Risk Management Insurance

SCHEDULE 2.8.1 - 1

SCHEDULE 5.1.2

SUBSIDIARIES

SUBSIDIARY	JURISDICTION OF FORMATION	OWNER OF EQUITY INTERESTS	% OF EACH CLASS
Bow Steel Corporation	Delaware	New Century Metals, Inc.	100%
Extrusion Technology Corporation of America	Ohio	New Century Metals, Inc.	100%
NaTi Gas Co	Ohio	RMI Titanium Company	100%
New Century Metals, Inc.	Ohio	RTI Fabrication & Distribution, Inc.	100%
New Century Metals Southeast, Inc.	Delaware	New Century Metals, Inc.	100%
Pierce-Spafford Metals Company, Inc.	California	New Century Metals, Inc.	100%
REI Delaware Holding, Inc.	Delaware	RTI International Metals, Inc.	100%
REI Medical, Inc.	Minnesota	REI Delaware Holding, Inc.	100%
Remmele Engineering, Inc.	Minnesota	REI Delaware Holding, Inc.	100%
RMI Delaware, Inc.	Delaware	RMI Titanium Company	100%
RMI Titanium Company	Ohio	RTI International Metals, Inc.	100%
RTI Advanced Forming Ltd.	United Kingdom	RTI Europe Limited	100%
RTI Capital, LLC	Delaware	RTI International Metals, Inc.	100%
RTI Energy Systems, Inc.	Ohio	RTI Fabrication & Distribution, Inc.	100%
RTI Europe Limited	United Kingdom	RTI International Metals, Inc.	100%
RTI Fabrication & Distribution, Inc.	Ohio	RTI International Metals, Inc.	100%
RTI Hermitage, Inc.	Ohio	RTI Fabrication & Distribution, Inc.	100%
RTI International Metals Limited	United Kingdom	RTI Europe Limited	100%
RTI – Reamet S.A.S.	France	RTI Europe Limited	100%
RTI—St. Louis, Inc.	Missouri	RTI Fabrication & Distribution, Inc.	100%
TRADCO, Inc.	Missouri	RMI Titanium Company	100%
RTI Finance Corp.	Ohio	RTI International Metals, Inc.	100%
RTI Martinsville, Inc.	Ohio	RTI International Metals, Inc.	100%
RTI Hamilton, Inc.	Ohio	RMI Titanium Company	100%
RTI-Claro, Inc.	Province of Quebec, Canada	RTI International Metals, Inc.	100%

SCHEDULE 5.1.2 - 1

SCHEDULE 5.1.13

ENVIRONMENTAL DISCLOSURES

None

SCHEDULE 5.1.13 - 1

SCHEDULE 7.2.1.1 PERMITTED INDEBTEDNESS

EXISTING DEBT

1. RTI International Metals, Inc. and the Guarantors have the following capital leases as of May 22, 2012:

Loan Party	Lessor	Asset Description	Monthly Payment	Lease Ending Date

Remmele Engineering, Inc.	Celtic Leasing Corp.	Copiers & Servers	$2,991	6/30/2014

Remmele Engineering, Inc.	Celtic Leasing Corp.	Computer Equipment	$7,512	9/30/2015

Remmele Engineering, Inc.	Cisco Systems Capital	Transceivers	$2,100	5/31/2016

Remmele Engineering, Inc.	Cisco Systems Capital	Cisco Phone System	$8,582	11/1/2016

Remmele Engineering, Inc.	Xerox Financial Services	Copiers	$12,960	4/20/2017

REI Medical, Inc.	Varilease Finance	Hydromat Machine	$62,797	5/31/2015

2.

Loan Party	Lender	Asset Description	Amount Secured
RMI Titanium Company	Canton Community Improvement Corporation	One Vacuum Arc Re-Melt Furnace	$20,000

3.

Loan Party	Description of Borrowing	Subsidiary Guarantors	Principal Amount
RTI International Metals, Inc.	3.000% Convertible Senior Notes due 2015	RMI Titanium Company Extrusion Technology Corporation of America RTI Finance Corp. RTI Martinsville, Inc. REI Medical, Inc. Remmele Engineering, Inc.	$230,000,000

SCHEDULE 7.2.1.2 - 1

SCHEDULE 7.2.1.2 PERMITTED INDEBTEDNESS

EXISTING DEBT (SUBSIDIARIES)

None

SCHEDULE 7.2.1.2 - 1

SCHEDULE 7.2.3

RESTRICTIONS ON DIVIDENDS

None

SCHEDULE 1.1(B) - 1

EXHIBIT 1.1(A)

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date (as hereinafter defined) and is entered into by and between             [Insert name of Assignor] (the “Assignor”) and             [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, amended and restated modified or supplemented, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of
[identify Lender]1]

3.	Borrower:	RTI International Metals, Inc., an Ohio corporation

[1]	Select as applicable.

4.	Administrative Agent:	PNC Bank, National Association, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated the 23rd day of May, 2012, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent for the Lenders

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/Loans[4]
	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date: ][5]

Effective Date:             , 201     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[INTENTIONALLY LEFT BLANK]

[2]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g.; “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

PNC Bank, National Association, as Administrative Agent

By:
Name:
Title:

[If necessary per terms of Credit Agreement]

[Consented to:

RTI International Metals, Inc.

By:
Name:
Title:	]

ANNEX 1

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.3.1 or Section 7.3.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not incorporated under the laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

- i -

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law principles.

- ii -

EXHIBIT 1.1(G)

SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTY

Dated as of May 23, 2012

WHEREAS, RTI International Metals, Inc. (the “Borrower”), the Lenders party thereto, the Swing Loan Bank, the Issuing Bank, PNC Bank, National Association, as Documentation Agent, and National City Bank, as Administrative Agent entered into that certain First Amended and Restated Credit Agreement, dated as of September 8, 2008 (as amended prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, in consideration of the financial and other support provided by the Borrower to the Guarantors (as hereinafter defined) and in connection with the Existing Credit Agreement, the Guarantors entered into that certain First Amended and Restated Subsidiary Guaranty, dated as of September 8, 2008 (as amended prior to the date hereof, the “Existing Guaranty”);

WHEREAS, the Borrower has requested that the Lenders amend and restate the Existing Credit Agreement, and accordingly have entered into that certain Second Amended and Restated Credit Agreement, dated of even date herewith, by and among the Borrower, the Guarantors, the Lenders party thereto and PNC Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in conjunction with the transactions contemplated by the Credit Agreement and in consideration of the financial and other support that the Borrower has provided, and such financial and other support as the Borrower may in the future provide, to the undersigned (each, a “Guarantor” and collectively, together with each of their respective successors, the “Guarantors”) and in order to induce the Lenders, the Issuing Lenders and the Administrative Agent to enter into the Credit Agreement and to make extensions of credit and issue letters of credit thereunder, the Guarantors are willing, jointly and severally, to amend and restate the Existing Guaranty and continue to guarantee the obligations of the Borrower under the Credit Agreement and the Notes issued thereunder pursuant to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined, and the provisions of Section 1.2 of the Credit Agreement shall apply to this Subsidiary Guaranty. In addition, the following terms, as used herein, have the following meanings:

“Guaranteed Obligations” means (i) all obligations of the Borrower in respect of principal of and interest on the Loans, the Letters of Credit and the Notes, (ii) all other Obligations and (iii) all renewals or extensions of the foregoing, in each case whether now outstanding or hereafter arising. The Guaranteed Obligations shall include, without limitation, any interest, costs, fees and expenses which accrue on or with respect to any of the foregoing and are payable by the Borrower pursuant to the Credit Agreement, any Letter of Credit, any Note, any Lender Provided Hedging Agreement or any Other Lender Provided Financial Service Product, whether before or after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party, and any such interest, costs, fees and expenses that would have accrued thereon or with respect thereto and would have been payable by the Borrower pursuant to the Credit Agreement, any Letter of Credit, any Note, any Lender Provided Hedging Agreement or any Other Lender Provided Financial Service Product but for the commencement of such case, proceeding or other action.

“Guaranteed Parties” means the Administrative Agent, the Issuing Lenders and each Lender.

ARTICLE II

GUARANTEE

Section 2.01 The Guarantee. Subject to Section 2.03, each Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Parties and to each of them, the due and punctual payment of all Guaranteed Obligations as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, according to the terms thereof. This is a continuing guarantee and a guarantee of payment and not merely of collection. In case of failure by the Borrower punctually to pay the indebtedness guaranteed hereby, each Guarantor, subject to Section 2.03, hereby unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by the Borrower. Each Guarantor further agrees that, if any payment made by the Borrower or any other person and applied to the Guaranteed Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, any such Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guaranty shall have been cancelled or surrendered, this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of the amount of such payment.

Section 2.02 Guarantee Unconditional. The obligations of each Guarantor under this Article II shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Loan Party under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Loan Document (other than as specified in an amendment or waiver of this Subsidiary Guaranty effected in accordance with Section 4.03);

(c) any modification, amendment, waiver, release, non-perfection or invalidity of any Guaranteed Obligation, direct or indirect security, or of any guaranty or other liability of any third party, for any obligation of any other Loan Party under any Loan Document;

(d) any change in the corporate existence, structure or ownership of any other Loan Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Loan Party or its assets or any resulting release or discharge of any obligation of any other Loan Party contained in any Loan Document;

(e) the existence of any claim, set-off or other rights which any Guarantor may have at any time against any other Loan Party, any Guaranteed Party or any other Person, whether or not arising in connection with the Loan Document; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any other Loan Party for any reason of any Loan Document, any Guaranteed Obligation or any provision of applicable law or regulation purporting to prohibit the payment by any other Loan Party of the principal of or interest on any Loan or any other amount payable by any other Loan Party under any Loan Document;

(g) the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part of them;

(h) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligation or rights of the Guaranteed Parties with respect thereto; or

(i) any other act or omission to act or delay of any kind by any other Loan Party, any Guaranteed Party or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of such Guarantor under this Article 2.

Section 2.03 Limit of Liability. Each Guarantor shall be liable under this Subsidiary Guaranty only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any other applicable law. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by such Guarantor from the incurrence of the Loans under the Credit Agreement and (ii) the amount which such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower and any other Guarantors) in the same proportion as such Guarantor’s net worth at the date enforcement hereunder is sought bears to the aggregate net worth of all the Guarantors at the date enforcement hereunder is sought (the “Contribution Percentage”), then such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date enforcement hereunder is sought in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date enforcement hereunder is sought by all Guarantors in respect of the Guaranteed Obligations; provided that no Guarantor may take any action to enforce such right until Payment In Full, it being expressly recognized and agreed by all parties hereto that each Guarantor’s right of contribution arising pursuant to this Section 2.03 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing hereunder. Until Payment In Full, no Guarantor who makes any payment in respect of the Guaranteed Obligations shall have any right of contribution or subrogation against any other Guarantor in respect of such payment. Each Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any other Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

Section 2.04 Discharge; Reinstatement in Certain Circumstances. The Guarantors’ obligations under this Article II shall remain in full force and effect until Payment In Full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any other Loan Party or otherwise, the Guarantors’ obligations under this Article II with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 2.05 Waiver. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Loan Party or any other Person.

Section 2.06 Subrogation and Contribution. Until Payment In Full, no Guarantor shall enforce or otherwise exercise any rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of the payee against the Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any other Loan Party in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other Loan Party with respect to such payment. Any sums received in violation of the foregoing by any Guarantor shall be deemed to have been received by such Guarantor as trustee for the Guaranteed Parties, and shall be promptly paid over to the Administrative Agent on account of the Guaranteed Obligations, but without otherwise affecting such Guarantor’s liability hereunder.

Section 2.07 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Loan Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE III

MISCELLANEOUS

Section 3.01 Notices. All notices and other communications to be made to or by any Guarantor hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the applicable recipient at its address or facsimile number for notices specified in or pursuant to the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Section 3.02 No Waiver. No failure or delay by any Guaranteed Party in exercising any right, power or privilege under this Subsidiary Guaranty or any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 3.03 Amendments and Waivers. Any provision of this Subsidiary Guaranty may be amended or waived if, and only if, such amendment or waiver is entered into in accordance with Section 10.1 of the Credit Agreement.

Section 3.04 Successors and Assigns. This Subsidiary Guaranty is for the benefit of each Guaranteed Party and their respective successors and assigns and in the event of an assignment of the Loans, the Notes or other amounts payable under the Loan Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. All the provisions of this Subsidiary Guaranty shall be binding upon each Guarantor and its successors and assigns.

Section 3.05 Taxes. All payments by any Guarantor hereunder shall be made free and clear of Taxes and otherwise in accordance with Section 4.8 of the Credit Agreement (which Section, including but not limited to the indemnification provisions contained therein) is hereby incorporated by reference as if set forth herein, provided that each reference contained therein to the Borrower shall be a reference to the Guarantors).

Section 3.06 Effectiveness. This Subsidiary Guaranty shall become effective when the Administrative Agent shall have received a counterpart hereof signed by each Guarantor.

Section 3.07 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS SUBSIDIARY GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA. EACH GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND OF ANY PENNSYLVANIA STATE COURT SITTING IN ALLEGHENY COUNTY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT

OF OR RELATING TO THIS SUBSIDIARY GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 3.08 WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUBSIDIARY GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.09 WAIVER OF CONSEQUENTIAL DAMAGES. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGE IN ANY LEGAL ACTION OR PROCEEDING IN RESPECT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT.

Section 3.10 Right of Setoff. Upon the occurrence and during the continuance of an Event of Default, each Guaranteed Party and each Affiliate of a Guaranteed Party may, without notice to, or demand upon, any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations (a) any indebtedness due or to become due from such Guaranteed Party or Affiliate to such Guarantor and (b) any moneys, credits or other property belonging to such Guarantor, at any time held by, or coming into, the possession of such Guaranteed Party or Affiliate.

Section 3.11 Additional Guarantors. If, pursuant to Section 7.1.8 or 7.2.4(iii) of the Credit Agreement, the Borrower shall be required to cause any Material Subsidiary that is not a Guarantor as of the date hereof to become a Guarantor hereunder, such Material Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit B attached hereto and shall thereafter for all purposes be a party hereto and to the Credit Agreement and have the same rights, benefits and obligations as a Guarantor party hereto and to the Credit Agreement on the Closing Date.

Section 3.12 Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against any Guarantor or for any other reason, any payment under or in connection with this Subsidiary Guaranty, is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Subsidiary Guaranty, such Guarantor shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

Section 3.13 Amendment and Restatement. This Subsidiary Guaranty amends, restates and replaces the Existing Guaranty, and is not a novation of the obligations of the Guarantors pursuant to the Existing Guaranty.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF each Guarantor has caused this instrument to be duly executed by its authorized officer as of the date first above written.

RMI Titanium Company, an Ohio corporation

By:
Name:
Title:

Extrusion Technology Corporation of America, an Ohio corporation

By:
Name:
Title:

RTI Finance Corp., an Ohio corporation

By:
Name:
Title:

RTI Martinsville, Inc., an Ohio corporation

By:
Name:
Title:

Remmele Engineering, Inc., a Minnesota corporation

By:
Name:
Title:

REI Medical, Inc., a Minnesota corporation

By:
Name:
Title:

Exhibit A

Notice Addresses

RMI Titanium Company

Extrusion Technology Corporation of America

RTI Finance Corp.

RTI Martinsville, Inc.

Remmele Engineering, Inc.

REI Medical, Inc.

Notice address for each of the foregoing Guarantors:

RTI International Metals, Inc.

Westpointe Corporate Center One

1550 Coraopolis Heights Road

Fifth Floor Suite 500

Moon Township, PA 15108-2973

Attention: William F. Strome, Senior Vice President of Finance & Administration

Fax: (412) 893-0027

EXHIBIT B

TO

SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTY

FORM OF GUARANTY SUPPLEMENT

The undersigned hereby agrees to be bound as a Guarantor for purposes of (i) the Second Amended and Restated Credit Agreement, dated as of May 23, 2012, by and among RTI International Metals, Inc., an Ohio corporation (the “Borrower”), the Guarantors (as defined therein) party thereto, the Lenders (as defined therein) party thereto and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (as it may be further amended, restated, amended and restated, modified or supplemented, the “Credit Agreement”) and (ii) the Second Amended and Restated Subsidiary Guaranty, dated as of May 23, 2012 (as it may be further amended, restated, amended and restated, modified or supplemented, the “Subsidiary Guaranty”), among certain Material Subsidiaries (as defined in the Credit Agreement) of the Borrower listed on the signature pages thereof in favor of the Administrative Agent, the Lenders and the Issuing Lenders (as defined in the Credit Agreement), and the undersigned hereby acknowledges receipt of a copy of the Subsidiary Guaranty. The undersigned hereby represents and warrants that each of the representations and warranties contained in Section 5 of the Credit Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date).

IN WITNESS WHEREOF, the undersigned has caused this Guaranty Supplement to be duly executed and delivered as of             , 201    .

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED as of the date first above written:

PNC BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

EXHIBIT 1.1(N)(1)

FORM OF [AMENDED AND RESTATED] REVOLVING CREDIT NOTE

$[•]	Dated: [•][•], 201 [•]

FOR VALUE RECEIVED, the undersigned, RTI INTERNATIONAL METALS, INC., an Ohio corporation (the “Borrower”), hereby promises to pay to the order of [•] (the “Lender”) on the Expiration Date (as defined in the Credit Agreement referred to below), the principal sum of                     and 00/100 Dollars ($                    .00) [amount of the Lender’s Revolving Credit Commitment] or, if less, the then aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the Borrower pursuant to the Second Amended and Restated Credit Agreement, dated May     , 2012, among the Borrower, the Guarantors (as defined therein) party thereto, the Lender and certain other lenders parties thereto and PNC Bank, National Association, as Administrative Agent for the Lender and such other lenders (as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

This [Amended and Restated] Revolving Credit Note (this “Revolving Credit Note”) is one of the Notes referred to in, is subject to the terms and conditions of and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including, without limitation, the Guaranty Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Loans by the Lender to the Borrower in an aggregate principal amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Loan being evidenced by this Revolving Credit Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement and evidenced by this Revolving Credit Note, and all payments made on account of principal thereof, may be, but are not required to be, endorsed by the Lender on the schedule attached hereto and made a part hereof, or on a continuation of such schedule attached to and made a part hereof.

The Borrower hereby waives presentment, demand, protest and all other notices of any kind in connection with this Revolving Credit Note.

This Revolving Credit Note amends and restates that certain Amended and Restated Promissory Note, dated                          ,                 , made by the Borrower to the Lender in the original principal amount not to exceed                     and 00/100 Dollars ($                .00) (the “Prior Note”). This Revolving Credit Note is issued in substitution for and replacement of (and not in discharge of the indebtedness evidenced by) the Prior Note.

[INTENTIONALLY LEFT BLANK]

This Revolving Credit Note shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania.

RTI INTERNATIONAL METALS, INC.

By:
Name:
Title:

EXHIBIT 1.1(N)(2)

FORM OF SWING LOAN NOTE

$15,000,000.00	Dated: May , 2012

FOR VALUE RECEIVED, the undersigned, RTI INTERNATIONAL METALS, INC., an Ohio corporation (the “Borrower”), hereby promises to pay to the order of PNC Bank, National Association (“PNC”) on the Expiration Date (as defined in the Credit Agreement referred to below), the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000.00) or, if less, the then aggregate unpaid principal amount of the Swing Loans made by PNC to the Borrower pursuant to the Second Amended and Restated Credit Agreement, dated May __, 2012, among the Borrower, the Guarantors (as defined therein) party thereto, PNC and certain other lenders parties thereto and PNC, as Administrative Agent for PNC and such other lenders (as further amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

The Borrower promises to pay interest on the unpaid principal amount of each Swing Loan from the date of such Swing Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

This Swing Loan Note (this “Swing Loan Note”) is one of the Notes referred to in, is subject to the terms and conditions of and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including, without limitation, the Guaranty Agreement. The Credit Agreement, among other things, (i) provides for the making of Swing Loans by PNC to the Borrower in an aggregate principal amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swing Loan being evidenced by this Swing Loan Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Swing Loans made by PNC to the Borrower pursuant to the Credit Agreement and evidenced by this Swing Loan Note, and all payments made on account of principal thereof, may be, but are not required to be, endorsed by PNC on the schedule attached hereto and made a part hereof, or on a continuation of such schedule attached to and made a part hereof.

The Borrower hereby waives presentment, demand, protest and all other notices of any kind in connection with this Swing Loan Note.

[INTENTIONALLY LEFT BLANK]

This Swing Loan Note shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania.

RTI INTERNATIONAL METALS, INC.

By:
Name:
Title:

EXHIBIT 2.4.1

FORM OF

LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent

Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Telephone No.: (412) 762-6442

Telecopier No.: (412) 762-8672

Attention: Agency Services

FROM:	RTI International Metals, Inc., an Ohio corporation (the “Borrower”)

RE:	Second Amended and Restated Credit Agreement (as it may be further amended, restated, modified or supplemented, the “Agreement”), dated the day of May, 2012, by and among the Borrower, the Guarantors (as defined in the Credit Agreement) party thereto, the Lenders (as defined in the Credit Agreement) party thereto and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

A.	Pursuant to Section 2.4.1 [Revolving Credit Loan Requests] of the Agreement, the undersigned Borrower irrevocably requests [check one box under 1(a) below and fill in blank space next to the box as appropriate]:

1.(a)	☐ New Revolving Credit Loans OR

☐	Renewal of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan, originally made on OR

☐	Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on to a Loan to which the LIBOR Option applies, OR

☐	Conversion of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan originally made on to a Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:

[Check one box under 1(b) below and fill in blank spaces in line next to box]:

1.(b)(i) ☐	Under the Base Rate Option. Such Loan shall have a Borrowing Date of (which date shall be (i) the Business Day of receipt by the Agent by 10:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding LIBOR Rate Interest Period if a Loan to which the LIBOR Rate Option applies is being converted to a Loan to which the Base Rate Option applies), OR

(ii) ☐	Under the LIBOR Rate Option. Such Loan shall have a Borrowing Date of (which date shall be three (3) Business Days subsequent to the Business Day of receipt by the Agent by 10:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the LIBOR Rate Option applies, renewing a Loan to which the LIBOR Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Loan to which the LIBOR Rate Option applies).

2.      Such Loan is in the principal amount of $                    or the principal amount to be renewed or converted in $                    [(a) for each Borrowing Tranche to which the LIBOR Rate Option applies, not to be less than Two Million and 00/100 Dollars ($2,000,000.00) and in increments of One Million and 00/100 Dollars ($1,000,000.00); and (b) for each Borrowing Tranche to which the Base Rate Option applies, not to be less than Five Hundred Thousand and 00/100 Dollars ($500,000.00 and in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00)].

3. [This paragraph A.3 applies if the Borrower is selecting the LIBOR-Rate Option]: Such Loans shall have an Interest Period of one (1), two (2), three (3) or six (6) Months.

B.	As of the date hereof and the date of making of the above-requested Revolving Credit Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of the Agreement; all of Loan Parties’ representations and warranties therein are true and correct (except representations and warranties which expressly relate solely to an earlier date or time, in which case they are true and correct as of such earlier date or time); no Event of Default or Potential Default has occurred and is continuing or shall exist except those that have been cured or waived; the making of such Loan shall not contravene any Law applicable to any Loan Party; and the making of any Revolving Credit Loan shall not cause the Revolving Facility Usage to exceed the Revolving Credit Commitments.

C.	The undersigned hereby irrevocably requests [check one box below and fill in blank space next to the box as appropriate]:

☐ Funds to be deposited into PNC bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $                    , OR

☐	Funds to be wired per the following wire instructions:

Amount of Wire Transfer : $

Bank Name:

ABA:

Account Number:

Account Name:

Reference:                                                      , OR

☐	Funds to be wired per the attached Funds Flow (multiple wire transfers)

[INTENTIONALLY LEFT BLANK]

The undersigned certifies to the Agent and the Lenders as to the accuracy of the foregoing.

RTI International Metals, Inc.

Date: , 201	By:
Name:
Title:

EXHIBIT 2.4.2

FORM OF

SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent

Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Telephone No.: (412) 762-6442

Telecopier No.: (412) 762-8672

Attention: Agency Services

FROM:	RTI International Metals, Inc., an Ohio corporation (the “Borrower”)

RE:	Second Amended and Restated Credit Agreement (as it may be further amended, restated, modified or supplemented, the “Agreement”), dated the day of May, 2012, by and among the Borrower, the Guarantors (as defined in the Credit Agreement) party thereto, the Lenders (as defined in the Credit Agreement) party thereto and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

A.	Pursuant to Section 2.4.2 [Swing Loan Requests] of the Agreement, the undersigned Borrower irrevocably requests:

1.	New Swing Loan. Such Loan shall have a Borrowing Date of (which date shall be the Business Day of receipt by the Agent by 12:00 noon of this Swing Loan Request for making a new Swing Loan).

2.	Such Loan is in the principal amount of $ [for each Borrowing Tranche, not to be less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) and in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00)].

B.	As of the date hereof and the date of making of the above-requested Swing Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of the Agreement; all of Loan Parties’ representations and warranties therein are true and correct (except representations and warranties which expressly relate solely to an earlier date or time, in which case they are true and correct as of such earlier date or time); no Event of Default or Potential Default has occurred and is continuing or shall exist except those that have been cured or waived; the making of such Loan shall not contravene any Law applicable to any Loan Party; and the making of any Swing Loan shall not cause the Revolving Facility Usage to exceed the Revolving Credit Commitments.

C.	The undersigned hereby irrevocably requests [check one box below and fill in blank space next to the box as appropriate]:

☐     Funds to be deposited into PNC bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $                    , OR

☐	Funds to be wired per the following wire instructions:

Amount of Wire Transfer : $

Bank Name:

ABA:

Account Number:

Account Name:

Reference:                                                  , OR

☐	Funds to be wired per the attached Funds Flow (multiple wire transfers)

[INTENTIONALLY LEFT BLANK]

The undersigned certifies to the Agent and the Lenders as to the accuracy of the foregoing.

RTI International Metals, Inc.

Date: , 201	By:
Name:
Title:

EXHIBIT 7.3.3

FORM OF

COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To: PNC Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 23, 2012, among RTI International Metals, Inc., an Ohio corporation (the “Borrower”), the Guarantors (as defined therein) party thereto, the Lenders (as defined therein) party thereto and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (as further amended, restated, amended or restated or otherwise modified from time to time, the “Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

The undersigned hereby certifies as of the date hereof that he/she is [the Chief Executive Officer] [the President] [a Financial Officer] of the Borrower, and that, as such, he/she is authorized to execute and deliver this compliance certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statement]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.3.2 of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the certification of a certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.3.1 of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. Attached hereto as Schedule 5.1.2 is an updated Schedule 5.1.2 to the Credit Agreement, which evidences the changes to Borrower’s Subsidiaries and the percentage of equity interests in such Subsidiaries since the date of the last Schedule 5.1.2 delivered to the Administrative Agent.

[select one:]

3. [As of the date hereof, there is no Potential Default or Event of Default.]

[or]

[The following is a list of each Potential Default or Event of Default as of the date hereof and the nature and status of each such Potential Default or Event of Default and the details of any action taken or proposed to be taken with respect thereto:]

4. The financial covenant analyses, information and calculations necessary to show compliance with Sections 7.2.10 and 7.2.11 of the Agreement set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this compliance certificate.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF. the undersigned has executed this compliance certificate as of                     ,         .

RTI INTERNATIONAL METALS, INC., an Ohio corporation:

By:
Name:
Title:

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

Financial Statements

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

RTI TO PREPARE SPREADSHEET WITH LINE ITEM CALCULATIONS OF THE FOLLOWING

I.	7.2.10 – Maximum Leverage Ratio.

II.	7.2.11 – Minimum Interest Coverage Ratio.

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 5.1.2

to the Compliance Certificate

Subsidiaries